Exhibit 10.2

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[****]”

Canaccord Genuity (Australia) Limited
ABN 19 0750 714 66
Level 62, 25 Martin Place
Sydney NSW 2000

Private and confidential

19 November 2024

Board of Directors
Sayona Mining Limited
Level 28, 10 Eagle Street
Brisbane, QLD 4000

Dear Directors,

Proposed placement of new fully paid ordinary shares

Subject to the terms and conditions of this letter (Placement Agreement), Canaccord Genuity (Australia) Limited (ABN 19 075 071 466) (Lead Manager) is pleased to accept the appointment by Sayona Mining Limited (ACN 091 951 978) (Issuer) to act on an exclusive basis as sole lead manager, bookrunner and equity capital markets adviser to arrange and manage, and to underwrite a placement of new fully paid ordinary shares in the Issuer (Shares) on the terms and conditions set out below.

In connection with this Placement Agreement, the Lead Manager may appoint one or more of its Affiliates (as defined in clause 12) to provide all or a portion of the services to be provided hereunder; provided, however, that no such appointment shall modify or affect the terms hereof, including the Lead Manager’s obligations with respect to the performance of such services.

In this Placement Agreement, unless the contrary intention appears, words appearing in bold in the timetable attached to this Placement Agreement as Annexure A (Timetable) have the meaning given to those words in that Timetable.

Unless otherwise defined, capitalised terms have the meaning given in the dictionary in clause 12 of this Placement Agreement.

1	Placement of Placement Shares

1.1	Initial Placement and Conditional Placement

The Placement (defined below) will comprise:

(a)
a placement of 1,250,000,000 new Shares (Initial Placement Shares) at the Issue Price (as defined in clause 1.8(a)) to certain institutional, professional and sophisticated investors, to be undertaken without shareholder approval in compliance with ASX Listing Rule 7.1 (Initial Placement); and

(b)
a conditional placement of 2,156,250,000 new Shares (Conditional Placement Shares) at the Issue Price (as defined in clause 1.8(a)) to certain institutional, professional and sophisticated investors (Conditional Placement), subject to:

(i)	Closing occurring under the Merger Agreement; and

(ii)	the shareholders of the Issuer having first approved (by appropriate majority) in a general meeting, the Conditional Placement for all purposes (Issuer’s Member’s Approval).

For the avoidance of doubt, “Placement” includes the Initial Placement and the Conditional Placement, and “Placement Shares” includes the Initial Placement Shares and the Conditional Placement Shares (as applicable).

1.2	Role of the Lead Manager

The Lead Manager agrees to arrange and underwrite the Placement to raise A$109 million (Placement Amount) at the Issue Price (as defined in clause 1.8(a)) in accordance with, and subject to, this Placement Agreement.

1.3	Conditions precedent to this Placement Agreement

The obligations of the Lead Manager under this Placement Agreement are conditional on:

(a)
(DDQ) the Issuer delivering a completed and signed copy of the management due diligence questionnaire (DDQ) in a form and substance satisfactory to the Lead Manager (acting reasonably) prior to 8:00am on the date of this Placement Agreement;

(b)
(Trading halt) the Issuer applying to the ASX for a trading halt in respect of the Shares pursuant to ASX Listing Rule 17.1 by 10:00am on the date of this Placement Agreement and such trading halt being granted by ASX before the commencement of trading on the date of this Placement Agreement and operating for a period of no less than one Trading Day (including the Bookbuild Period);

(c)	(Merger Agreement)

(i)
the Merger Agreement having been validly executed and not having been breached (in any material respect), terminated (or become capable of being terminated by a party) or rescinded or varied in a material respect without the prior written consent of the Lead Manager; and

(ii)	no condition precedent to the performance of the parties’ obligations under the Merger Agreement have (in the opinion of the Lead Manager, acting reasonably) become incapable of being satisfied,

in each case on or prior to midday on the date of this Placement Agreement;

(d)
(RCF) following execution of this Placement Agreement and in any event prior to midday on the date of this Placement Agreement, the Issuer and Resource Capital Fund VIII L.P. (RCF) entering into the RCF Subscription Agreement pursuant to which the RCF will subscribe for at least A$69 million under the Conditional Placement;

(e)
(ASX Announcement) by midday on the date of this Placement Agreement, the Issuer releasing the ASX Announcement in relation to the Merger and Placement which, together with the Investor Presentation Materials, discloses all “excluded information” (within the meaning of sub-sections 708A(7) and (8) of the Corporations Act); and

(f)
(Investor Presentation Materials) the Issuer releasing the Investor Presentation Materials to ASX contemporaneously with the ASX Announcement in accordance with the Timetable and in a substance and form satisfactory to the Lead Manager (acting reasonably).

1.4	Conditions precedent to underwriting the Initial Placement

The obligations of the Lead Manager under clause 1.9 to underwrite the Initial Placement are conditional on:

(a)
(satisfaction of clause 1.3 conditions) the continued satisfaction or waiver in writing of each of the conditions precedent in clause 1.3 by the relevant date for satisfaction referred to in the relevant condition precedent;

(b)	(Merger Agreement)

(i)	the Merger Agreement not having been breached (in a material respect), terminated or rescinded or varied in a material respect without the prior written consent of the Lead Manager; and

(ii)	no condition precedent to performance of the parties’ obligations under the Merger Agreement having (in the opinion of the Lead Manager, acting reasonably) become incapable of being satisfied,

in each case on or prior to 8:00am on the Initial Settlement Date;

(c)
(Placement results) the Issuer announcing the results of the Initial Placement to ASX on or before the time specified in the Timetable in a substance and form satisfactory to the Lead Manager (acting reasonably);

(d)
(quotation) ASX not indicating that it will not grant permission for the official quotation of the Initial Placement Shares on an unconditional basis (or indicating that approval will be granted on a conditional basis where such condition would, in the reasonable opinion of the Lead Manager, not have a material adverse effect on the Initial Placement) on or before 10:00am on the Initial Settlement Date (as defined in the Timetable);

(e)
(Initial Certificate) the Issuer providing the Initial Certificate (as defined and required under clause 7(p) in accordance with that clause) and dated as at the Initial Settlement Date (as defined in the Timetable);

(f)
(opinion) Rimôn, as special U.S. counsel to the Issuer, delivering to the Lead Manager an opinion addressed to and expressed to be for the benefit of the Lead Manager (and upon which the Issuer may rely) and in form and substance reasonably satisfactory to the Lead Manager by 9.00am (or another time as the Lead Manager and the Issuer agree) on the Initial Settlement Date, and dated as of that date, that:

(i)
no registration of the Placement Shares is required under the U.S. Securities Act for the initial offer and sale of the Placement Shares by the Issuer or the Lead Manager, in each case in the manner contemplated by this agreement, it being understood that no opinion will be expressed as to any subsequent reoffer or resale of Placement Shares; and

(ii)
the Issuer is not, and immediately after giving effect to the offer and sale of the Placement Shares and the application of the net proceeds therefrom in the manner contemplated by the ASX announcement will not be, required to register as an “investment company” under the U.S. Investment Company Act of 1940; and

(g)
(RCF Subscription Agreement) the RCF Subscription Agreement not having been withdrawn, rescinded, breached (in a material respect), terminated, altered in a manner that is materially adverse to the Issuer, amended in a manner that is materially adverse to the Issuer or becoming void, voidable or otherwise non-binding on or before 4:00pm on the Initial Settlement Date.

1.5	Conditions precedent to underwriting the Conditional Placement

The obligations of the Lead Manager under clause 1.9 to underwrite the Conditional Placement are conditional on:

(a)
(satisfaction of clause 1.3 and 1.4 conditions) the continued satisfaction or waiver in writing of each of the conditions precedent in clauses 1.3 and 1.4 by the relevant date for satisfaction referred to in the relevant condition precedent;

(b)
(Notice of Meeting) the Issuer releasing to ASX a notice of meeting (Notice of Meeting) to obtain Issuer’s Members’ Approval for all purposes of the Conditional Placement in a form and substance satisfactory to the Lead Manager (acting reasonably);

(c)
(quotation) ASX not indicating that it will not grant permission for the official quotation of the Conditional Placement Shares on an unconditional basis (or indicating that approval will be granted on a conditional basis where such condition would, in the reasonable opinion of the Lead Manager, not have a material adverse effect on the Initial Placement) on or before 10:00am on the Conditional Settlement Date (as defined in the Timetable);

(d)
(Conditional Certificate) the Issuer providing the Conditional Certificate (as defined and required under clause 7(p) in accordance with that clause) and dated as at the Conditional Settlement Date (as defined in the Timetable);

(e)	(Issue of Initial Placement Shares) the Issuer issuing the Initial Placement Shares in accordance with the Timetable;

(f)	(Cleansing Notice – Initial Placement) a Cleansing Notice having been lodged with ASX in accordance clause 4(b)(iii) in relation to the Initial Placement Shares;

(g)	(Issuer’s Members’ Approval) obtaining Issuer’s Members’ Approval by the Approval Date;

(h)	(Merger Closing) Closing having occurred on or prior to 31 July 2025 (or such later date as may be agreed between the parties to this Placement Agreement, acting reasonably); and

(i)
(RCF Subscription Agreement) RCF having paid the Tranche Subscription Amount (as that term is defined in the RCF Subscription Agreement) before 10.00am on the Conditional Settlement Date.  For the avoidance of doubt the application for quotation of the Conditional Placement Shares (Appendix 2A) and the Cleansing Notice in relation to the Conditional Placement Shares will include the shares the subject of the RCF Subscription Agreement.

1.6	Issuer’s obligations in relation to the Conditions

(a)
The Issuer must use its best endeavours to procure that the conditions precedent in clauses 1.3, 1.4 and 1.5 (Conditions) are satisfied by their respective deadlines.  The Conditions are for the benefit of the Lead Manager and may only be waived by the Lead Manager (in its absolute discretion).

(b)
If the Conditions are not satisfied or waived by the Lead Manager by their respective deadlines (or such later date as agreed between the Lead Manager and the Issuer), the Lead Manager may at any time by notice given to the Issuer without cost or liability to itself, immediately terminate this Placement Agreement so that it is relieved of all remaining obligations under this Placement Agreement.

(c)
If all of the Conditions to the Conditional Placement are not satisfied on or prior to 31 July 2025 (or such later date as may be agreed between the parties to this Placement Agreement, acting reasonably and in good faith), the Lead Manager may at any time by notice given to the Issuer without cost or liability to itself, immediately terminate this Placement Agreement so that it is relieved of all remaining obligations under this Placement Agreement.

1.7	Bookbuild

(a)
The Lead Manager will conduct a bookbuild over the Bookbuild Period to determine demand for the Placement Shares at the Issue Price (as defined in clause 1.8(a)) from investors that are Permitted Investors (as defined in clause 1.10) (the Bookbuild).

(b)
For the avoidance of doubt, the Lead Manager and its Affiliates may bid into the Bookbuild and/or subscribe for Shares under the Placement.  This may include, for the avoidance of doubt, bidding for, acquiring or subscribing for Placement Shares in connection with a total return swap or other derivative transaction entered to with any investor (or any of its associates) who received an allocation in the Placement.

1.8	Pricing and allocation

(a)	The Issue Price for each Placement Share is A$0.032.

(b)	The following will be determined by the Lead Manager in agreement with the Issuer following completion of the Bookbuild Period:

(i)	the identity of the placees of the Placement Shares (Placees); and

(ii)
the allocation of Placement Shares to Placees who have lodged a Valid Application with the Lead Manager, having regard to the outcome of the Bookbuild, the prospects of success of the Placement and the stability of the market for the Placement Shares after completion of the Placement, amongst other factors, provided that, subject to clause 1.9:

(iii)
Placement Shares must not be allocated to an investor in respect of whom the Lead Manager is not prepared to accept the credit risk of that bidding investor for the amount bid for or in respect of whom the Lead Manager would need to conduct “know your client” checks in order to comply with all applicable laws and the Lead Manager’s internal policies in order to settle with them; and

(iv)	the Issuer must not decline to allocate to an investor suggested by the Lead Manager if that refusal will result in there being a shortfall.

(c)	For the purposes of this Placement Agreement, Valid Application means:

(i)
a duly completed and executed Confirmation of Allocation and Registration Details Form or confirmation advice and lodged with the Lead Manager in accordance with its terms by a Permitted Investor (as defined in clause 1.10), which includes those details necessary to permit delivery versus payment to occur through the Clearing House Electronic Subregister System (CHESS) in respect of:

(A)	the Initial Placement Shares, on the Initial Settlement Date; and

(B)	the Conditional Placement Shares, on the Conditional Settlement Date; or

(ii)	a duly executed subscription agreement between the Issuer and a Permitted Investor (as defined in clause 1.10) in respect of Conditional Placement Shares.

(d)	The Issuer must accept all Valid Applications for Placement Shares which are procured on or before 10:00am on:

(i)	the Initial Settlement Date up to the total number of Initial Placement Shares; and

(ii)	the Conditional Settlement Date up to the total number of the Conditional Placement Shares.

1.9	Obligation to underwrite

Subject to clauses 1.3, 1.4, 1.5 and 9, if Valid Applications have not been received by the Lead Manager for Placement Shares in respect of the total Placement Amount by 10:00am on the Initial Settlement Date or Conditional Settlement Date (as applicable):

(a)	the Lead Manager must subscribe, or procure subscriptions, for the remaining uncommitted Placement Shares in order to raise:

(i)	(Initial Placement) the Initial Placement Amount (being the number of Initial Placement Shares multiplied by the Issue Price) no later than 4:00pm on the Initial Settlement Date; and

(ii)	(Conditional Placement) the Conditional Placement Amount (being the number of Conditional Placement Shares multiplied by the Issue Price) by no later than 4:00pm on the Conditional Settlement Date;

(b)	in respect of the Initial Placement:

(i)	by 4:00pm on the Initial Settlement Date, the Lead Manager must pay or procure the payment to the Issuer (or its nominated security registry) of the Initial Placement Amount; and

(ii)
subject to the Lead Manager performing its obligations under this clause 1.9, on the Initial Settlement Date, the Issuer will, if the Lead Manager so requires, assign to the Lead Manager all contractual rights and recourse it may have (if any) against a Placee who, by 4:00pm on the Initial Settlement Date, has not paid in full and clear funds the Issue Price in respect of each of the Initial Placement Shares allocated to that Placee.  If the Issuer is unable to assign to the Lead Manager all of the contractual rights and recourse referred to in this clause 1.9, the Issuer undertakes to assign such rights when and to the extent the Issuer is legally able to do so;

(c)	in respect of the Conditional Placement:

(i)	by 4:00pm on the Conditional Settlement Date, the Lead Manager must pay or procure the payment to the Issuer (or its nominated security registry) of the Conditional Placement Amount; and

(ii)
subject to the Lead Manager performing its obligations under this clause 1.9, on the Conditional Settlement Date, the Issuer will, if the Lead Manager so requires, assign to the Lead Manager all contractual rights and recourse it may have (if any) against a Placee who, by 4:00pm on the Conditional Settlement Date, has not paid in full and clear funds the Issue Price in respect of each of the Conditional Placement Shares allocated to that Placee.  If the Issuer is unable to assign to the Lead Manager all of the contractual rights and recourse referred to in this clause 1.9, the Issuer undertakes to assign such rights when and to the extent the Issuer is legally able to do so.

The Lead Manager will not be in default of its obligations under this clause 1.9 if it has transferred the relevant funds payable to the Issuer by 4:00pm on the Initial Settlement Date or the Conditional Settlement Date (as applicable) but due to a delay in the banking system such funds have not been credited to the Issuer’s bank account(s) by this time.

1.10	Conduct of Placement

(a)
The Issuer must conduct the Placement in accordance with the Timetable (unless the Lead Manager consents in writing to a variation), the constitution of the Issuer, the Corporations Act, the ASX Listing Rules, any applicable law or regulation, and any other legally binding requirement of any Government Authority.

(b)	The Placement will be conducted, and the Lead Manager will only seek to place the Placement Shares:

(i)
in Australia by way of an offer which does not require disclosure under Part 6D of the Corporations Act to “sophisticated investors” or “professional investors” (within the meaning of sub-sections 708(8) and 708(11) of the Corporations Act, respectively), such that a disclosure document is not required pursuant to the Corporations Act; or

(ii)
in Canada (British Columbia, Ontario and Quebec provinces only), European Union (excluding Austria), Hong Kong, New Zealand, Singapore, Switzerland, United Kingdom and the United States to investors in each case to whom an offer can lawfully be made under all applicable laws, consistent with advice received from international counsel to the Issuer, and to whom the Placement Shares can lawfully be issued under applicable laws, without the need for any registration, lodgement, approval or other formality in those jurisdictions (except Canada, where a notice reporting any sales of securities must be filed with the relevant provincial securities regulator securities regulator).

(c)	For the purposes of U.S. federal securities laws, the parties to this Placement Agreement acknowledge and agree that the Placement Shares may only be offered and sold:

(i)
to persons that are not in the United States and are not acting on account or benefit of U.S. persons in offshore transactions in reliance on Regulation S under the U.S. Securities Act (Regulation S); and

(ii)
to persons in the United States that are (i) “qualified institutional buyers” (QIBs), as such term is defined in Rule 144A under the U.S. Securities Act, or (ii) dealers or other professional fiduciaries organised or incorporated in the United States that are acting for a discretionary or similar account (other than an estate or trust) held for the benefit or account of persons that are not U.S. Persons for which they have and are exercising investment discretion, within the meaning of Rule 902(k)(2)(i) of Regulation S in reliance on Regulation S.

The permitted Placees under this clause 1.10 are collectively referred to as Permitted Investors.

1.11	Allotment

(a)
No later than 8:30am on the Initial Settlement Date, the Issuer must issue Allocation Interests (within the meaning given to that term in the Settlement Rules made by ASX Settlement Pty Limited (ASX Settlement Operating Rules)) representing the Initial Placement Shares to be issued.  The Issuer must take all necessary steps to cause the conversion of the Allocation Interests to the Initial Placement Shares on the Initial Allotment Date (as defined in the Timetable) and allot all of the Initial Placement Shares to persons who have executed and delivered a Valid Application for Initial Placement Shares by 8:30am on the Initial Allotment Date.  The Issuer must dispatch new holding statements in respect of those Placement Shares in accordance with the Timetable, the Corporations Act, ASX Listing Rules and ASX Settlement Operating Rules and the ASX Operating Rules.

(b)
Conditional upon receiving Issuer’s Members’ Approval of the Conditional Placement and Closing occurring under the Merger Agreement, no later than 8.30am on the Conditional Settlement Date, the Issuer must issue Allocation Interests (within the meaning given to that term in the Settlement Rules made by ASX Settlement Pty Limited (ASX Settlement Operating Rules)) representing the Conditional Placement Shares to be issued.  The Issuer must take all necessary steps to cause the conversion of the Allocation Interests to Conditional Placement Shares on the Conditional Allotment Date (as defined in the Timetable) and allot all of the Conditional Placement Shares to persons who have executed and delivered a Valid Application for Conditional Placement Shares by 8.30am on the Conditional Allotment Date.  The Issuer must dispatch new holding statements in respect of those Conditional Placement Shares in accordance with the Timetable, the Corporations Act, ASX Listing Rules, ASX Settlement Operating Rules and the ASX Operating Rules.

1.12	Settlement Process

(a)
The Issuer appoints the Lead Manager (or its nominee) as its agent in relation to the settlement of the Placement Shares through the allocation interest CHESS “DvP” settlement process.  The Issuer must do or cause its share registry to do, anything required to facilitate the CHESS DvP settlement by the Lead Manager (or its nominee).

(b)
In the event that settlement cannot occur on the Settlement Date due to the CHESS settlement operations being unable to complete the settlement process, the parties agree that settlement will not occur on the Settlement Date but will occur as soon as practicable after the CHESS settlement issue has been resolved.

1.13	Manner of Placement

Each party acknowledges that:

(a)	each offer and sale of the Placement Shares shall only be made to persons reasonably believed to be Permitted Investors;

(b)	neither it nor any of its Affiliates has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S with respect to the Placement Shares; and

(c)
no action has been or will be taken in any jurisdiction that would permit a public offering of Placement Shares in any country or jurisdiction where any registration, lodgement, approval or other formality for that purpose is required (except Canada, where a notice reporting any sales of securities must be filed with the relevant provincial securities regulator securities regulator).

2	Information

In respect of the Placement, the Issuer will provide the Lead Manager or its authorised representatives with all financial and other information concerning the Issuer, the Merger Counterparty and their respective Affiliates and subsidiaries as the Lead Manager or its authorised representatives reasonably request in connection with the performance of the services contemplated by this Placement Agreement or in connection with any actual or threatened legal, regulatory or administrative proceedings or investigations arising out of or in connection with the Placement unless the provision of that information would in the reasonable opinion of the legal advisers to the Issuer lead to a loss of legal professional privilege in which case:

(a)
the Issuer must use its best endeavours to identify and then to employ a method for providing maximum access, information, assistance or facilities to the Lead Manager without the loss of legal professional privilege;

(b)
if the Issuer considers that any access, information, assistance or facilities cannot be provided in respect of the matters described above, it must obtain an opinion from external legal counsel satisfactory to the Lead Manager (acting reasonably) to confirm that the access, information, assistance or facilities could not be made without the risk of loss of legal professional privilege;

(c)	the Issuer may withhold any access, information, assistance or facilities in order to prevent the loss of any professional privilege only if it has first complied with paragraphs (a) and (b); and

(d)	the Lead Manager must comply with any reasonable steps identified by the Issuer under paragraph (a) to preserve any legal professional privilege.

The Issuer has also provided the Lead Manager and its authorised representatives with access, as reasonably required, to the officers, directors, employees, and other representatives of the Issuer and its Affiliates and subsidiaries and the Issuer will arrange for a due diligence session between the Lead Manager and such representatives as the Lead Manager reasonably requires.

The Issuer agrees, for the period up to and including the Conditional Allotment Date, to:

(a)
notify the Lead Manager promptly where it has become aware that any information provided in accordance with this clause 2 is, or may be, inaccurate, untrue, incomplete or misleading in a material respect;

(b)	provide the Lead Manager with timely updates of information already provided, which may amount to a material adverse change to the strategic, financial or other position of the Issuer; and

(c)
promptly and fully inform the Lead Manager of material developments and trends in the operations or business of the Issuer and its Affiliates (together the Group) that may be relevant to the Placement.

The Issuer acknowledges and confirms that the Lead Manager (i) will rely on such information in the performance of the services contemplated by this Placement Agreement without assuming any responsibility for independent investigation or verification thereof, and (ii) assumes no responsibility for the accuracy or completeness of such information or any other information regarding the Issuer or the Group or the Merger Counterparty, and (iii) will not make any appraisal of any assets or liabilities of the Issuer or the Group or the Merger Counterparty other than participating in the due diligence process in relation to the Placement as outlined above.

3	Fees, Costs and Expenses

(a)
In consideration of the provision of its services under this Placement Agreement, the Issuer must pay the following fees to the Lead Manager in immediately available funds, which are expressed exclusive of any applicable GST:

(i)	subject to the satisfaction of the Lead Manager’s obligations under clauses 1.8(c)(i)(A) and 1.9(b):

(A)	a management and selling fee of 0.8% of the Initial Placement Amount; and

(B)	an underwriting fee of 3.2% of the Initial Placement Amount,

 such fees to be paid on the Initial Settlement Date; and

(ii)	subject to the satisfaction of the Lead Managers’ obligations under clauses 1.8(c)(i)(B) and 1.9(c):

(A)	a management and selling fee of 0.4% of the Conditional Placement Amount; and

(B)	an underwriting fee of 1.6% of the Conditional Placement Amount,

such fees to be paid on the Conditional Settlement Date,

(together, the Fees).

(b)
All Fees shall be payable by the Issuer to the Lead Manager within 3 business days of receipt of an account (including, if applicable, a tax invoice) from the Lead Manager and must, if the Lead Manager so elects, be paid out of the gross proceeds of the Placement on the Initial Settlement Date or Conditional Settlement Date (as applicable).  In any event, all Fees will be payable within 7 days of completion of the Placement to the extent not already paid.  The Issuer must pay all amounts payable to the Lead Manager under this Placement Agreement without any deduction, set-off or counter-claim and without deduction for any withholding or similar taxes or charges.  No payments made to third parties by the Issuer will reduce amounts payable by the Issuer to the Lead Manager under this Placement Agreement.

(c)	The Issuer irrevocably authorises the Lead Manager to set-off the Fees from any amounts payable to the Issuer on the Initial Settlement Date and the Conditional Settlement Date (as applicable).

(d)	In addition, the Issuer agrees from time to time and as soon as reasonably practicable after a request, to reimburse the Lead Manager for:

(i)
all reasonable out-of-pocket expenses incurred in connection with the Placement or resulting from or arising out of the appointment of the Lead Manager hereunder (including, without limitation, all roadshow and Bookbuild expenses, electronic bookbuild platform costs, document production costs, market data expenses, printing and preparing presentation materials expenses, it being agreed that the Lead Manager will seek the Issuer’s written approval prior to incurring any and all individual expenses above A$5,000 (such approval not to be unreasonably withheld or delayed);

(ii)	the fees and expenses of its Australian legal counsel (up to A$15,000 (excluding GST and disbursements));

(iii)	the fees and expenses of its United States legal counsel (up to A$10,000 (excluding GST and disbursements)); and

(iv)
fees and expenses of any other adviser retained by the Lead Manager, it being understood that the retention of an adviser other than Australian legal counsel will be made only with the prior written approval of the Issuer (such approval not to be unreasonably withheld or delayed).

(e)	The Lead Manager agrees, upon reasonable request from the Issuer, to provide written evidence of costs to be reimbursed pursuant to this clause (including a tax invoice).

(f)	The Issuer must pay all costs and expenses payable in relation to the Allocation Interest DvP settlement service.

(g)
The Issuer must pay all stamp duty assessed on this Placement Agreement (if any) and any stamp, securities, transfer registration or other taxes and duties, payable in Australia or elsewhere in connection with any of the Placement, the offering and the delivery of the Placement Shares (other than any income taxes payable by the Lead Manager in respect of its Fees).

(h)	In addition to paying the Fees (which are expressed exclusive of GST), costs, expenses and disbursements and in addition to any other amounts, the Issuer must:

(i)
pay to the Lead Manager an additional amount equal to any GST payable on any taxable supply by the Lead Manager under or in connection with this Placement Agreement, without deduction or set-off of any other amount; and

(ii)
make that payment as and when the Fees, costs, expenses and disbursements or other consideration for the relevant taxable supply (or the first part of the consideration for the taxable supply) must be paid or provided, provided that before that payment is due to be made, the Lead Manager have given a tax invoice to the Issuer in respect of the GST so payable.

Words defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause 3.

(i)	The parties agree and acknowledge that:

(i)	the supplies made by the Lead Manager in consideration of the Fees payable under paragraphs 3(a)(i)(A) and 3(a)(ii)(A) of this clause 3 are taxable supplies that attract GST;

(ii)
the supplies made by the Lead Manager in consideration of the underwriting Fees payable under paragraphs 3(a)(i)(B) and 3(a)(ii)(B) of this clause 3 is an input taxed supply that does not attract GST; and

(iii)	any payment made by the Issuer as a reimbursement of out-of-pocket expenses is consideration for a taxable supply that is made by the Lead Manager and which attracts GST.

However, notwithstanding the agreement of the parties in paragraph 3(i)(ii) of this clause 3, if the Australian Taxation Office, a court or a tribunal determines that the supplies made by the Lead Manager in consideration of the underwriting fees payable under paragraph 3(a)(i) of this clause 3 are taxable supplies, the Issuer must pay to the Lead Manager an additional amount equal to the GST payable on those supplies (together with any interest or penalties payable in respect of the taxable supplies) within 7 days of receipt of a tax invoice from the Lead Manager.

(j)	This clause 3 will continue to apply after the expiration or termination of this Placement Agreement, including (without limitation) if the Issuer withdraws any component of the Placement.

(k)
For the avoidance of doubt the fees and expenses in this clause 3 are the only fees and expenses to be paid to the Lead Manager in relation to the Placement and supersede all prior agreements or understandings, whether oral or written, between the Lead Manager and the Issuer including the mandate letter dated 3 November 2024 between the Lead Manager and the Issuer.

4	Application for Trading Status

(a)
The Issuer must notify ASX of its intention to issue the Placement Shares and make an application for quotation of the Placement Shares on the ASX in accordance with the ASX Listing Rules and the Timetable.

(b)	The Issuer must:

(i)	immediately after the issue of the Initial Placement Shares on the Initial Allotment Date and in any case before 10:00am on the Initial Allotment Date; and

(ii)	immediately after the issue of the Conditional Placement Shares on the Conditional Allotment Date and in case before 10:00am on the Conditional Allotment Date,

lodge a notice with ASX in the form set out in Annexure C to this Placement Agreement (each a Cleansing Notice) which:

(iii)	states that the Initial Placement Shares or Conditional Placement Shares (as applicable) were issued without disclosure to investors under Part 6D.2 of the Corporations Act;

(iv)	states that the notification is being given under sub-section 708A(5)(e) of the Corporations Act;

(v)	states that, as at the date of the notice, the Issuer has complied with:

(A)	the provisions of Chapter 2M of the Corporations Act as they apply to the Issuer; and

(B)	sections 674 and 674A of the Corporations Act; and

(vi)	discloses any “excluded information” (within the meaning of sub-section 708A(7) and (8) of the Corporations Act) as at the date of the notice.

(c)
The Cleansing Notices must be in the form of Annexure C (save that, if there is any “excluded information”, that may be recorded in a Cleansing Notice or a separate ASX announcement in accordance with this clause and the Corporations Act).

5	Ranking

The Placement Shares will rank equally with each other and with existing Shares on issue in the Issuer for all dividends, distributions, rights and other benefits in accordance with the Issuer’s constitution on and from the Initial Allotment Date and the Conditional Allotment Date (as applicable).

6	Representations and warranties

6.1	Representations and warranties by the Issuer

The Issuer represents and warrants to the Lead Manager as at the date of this Placement Agreement and on each day until and including the Conditional Allotment Date (or such other time as specified below) that the following statements are true, accurate and not misleading:

(a)	(existence) it is validly existing under the laws of the place of its incorporation;

(b)
(power and capacity) it has full legal capacity and power to enter into this Placement Agreement, and to authorise, issue and allot the Placement Shares on the terms set out in this Placement Agreement and otherwise to comply with and perform its obligations pursuant to this Placement Agreement and the transactions contemplated by this Placement Agreement and has obtained (and continues to have in place) all necessary corporate authorisations and other necessary consents and authorities to enable it to do so;

(c)
(breach) this Placement Agreement creates a valid and binding obligation on the Issuer and it is not in breach of, and neither the entry into nor performance by it of its obligations under this Placement Agreement nor any transaction contemplated by this Placement Agreement will conflict with or result in a breach or default or violate any provision of:

(i)	its constitution;

(ii)	the Corporations Act;

(iii)	the ASX Listing Rules, except where and to the extent compliance has been waiver or modified by the ASX;

(iv)	the Merger Agreement;

(v)	any other applicable laws or regulations or order of any Government Authority that are binding on it;

(vi)	any encumbrance, instrument or document which is binding on it or any of its assets (which includes, without limitation, any existing loan or facility agreements); or

(vii)
any legally binding requirement of ASIC or ASX or in any material respect any judgment, order or decree of any court, government or Government Authority or body having jurisdiction over the Issuer (or any of its Affiliates);

(d)	(binding) this Placement Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration;

(e)	(Merger) the Issuer holds each approval and authorisation that is necessary to:

(i)
execute the Merger Agreement and, other than in respect of any regulatory, securities exchange or shareholder approvals (including by way of relief, exemption or modification) contemplated in the Merger Agreement, to carry out the transactions that the document contemplates; and

(ii)	ensure that the Merger Agreement is legal, valid and binding on it;

(f)	(ASX and ASIC)

(i)
the issue of the Initial Placement Shares will comply with ASX Listing Rule 7.1 and the provisions of the Corporations Act and the approval of the holders of the Shares is not required for the Initial Placement and no waiver or approval is required from the ASX and no modification or relief is required from ASIC in connection with the Placement ; and

(ii)	subject to the receipt of the Issuer’s Member’s Approval, the issue of the Conditional Placement Shares will comply with the ASX Listing Rules and the provisions of the Corporations Act;

(g)
(listing) the Issuer has not ceased to be admitted to the official list of ASX, nor has removal from the official list of ASX been threatened by ASX, and quotation of the Shares has not been suspended without the prior consent of the Lead Manager or terminated;

(h)	(section 708A conditions)

(i)	the Placement Shares will be in a class of securities:

(A)	that are quoted securities (as defined in the Corporations Act) at all times in the 3 months before the Initial Allotment Date or Conditional Allotment Date (as applicable); and

(B)
in which trading on the prescribed financial market on which that class of securities is quoted has not been or will not be suspended for more than a total of 5 days in the 12 months before the Initial Allotment Date or Conditional Allotment Date (as applicable);

(ii)
no exemption under sections 111AS or 111AT of the Corporations Act or order under sections 340 or 341 of the Corporations Act (as modified by ASIC Corporations (Disregarding Technical Relief) Instrument 2016/73 as applicable), does or will cover the Issuer, or any person as director or auditor of the Issuer, at any time in the 12 months before the Initial Allotment Date or Conditional Allotment Date (as applicable);

(iii)
the Issuer will, in accordance with the Timetable, give ASX a notice under sub-section 708A(5)(e) of the Corporations Act that complies with sub-section 708A(6) of the Corporations Act for the Placement Shares (as applicable) and there is nothing preventing it from providing such notices;

(iv)
the Issuer is not issuing the Placement Shares (as applicable) for the purpose of the person to whom they will be issued selling or transferring the Placement Shares, or granting, issuing or transferring interests in, or options over, them;

(v)	the Issuer’s purpose for making the Placement is as described in the ASX Announcement and Investor Presentation;

(vi)
ASIC has not made and will not, before the Initial Allotment Date or Conditional Allotment Date (as applicable), make a determination for contravention by the Issuer within the previous 12 months of any of the provisions listed in sub-section 708A(2) of the Corporations Act; and

(vii)
the Issuer will, at the time of announcing the Placement, make a public announcement in relation to the Placement which expressly states the purpose of the Placement and which confirms the warranty in clause 6.1(h)(v) above;

(i)	(quotation) the Issuer will seek quotation of the Placement Shares (as applicable) on the ASX in accordance with the Timetable;

(j)
(on-sale) each offer for sale and each sale of Placement Shares (as applicable) will not be an offer or sale to which sections 707(3) or 707(4) of the Corporations Act applies so as to require the offeror or seller to prepare and lodge with ASIC a prospectus, product disclosure statement or other document relating to the offer or sale;

(k)
(related parties) none of the Issuer’s related parties (as that term is defined in the ASX Listing Rules) or associates of those related parties, nor any of the other persons referred to in ASX Listing Rule 10.11, will participate in the Initial Placement;

(l)
(taxes and duties) no Australian stamp or other Australian issuance or transfer taxes or duties will be payable by any subscriber of Placement Shares (as applicable) to any Australian political subdivision or taxing authority in connection with the issue of Placement Shares (as applicable);

(m)
(Placement Shares) on and from the Initial Allotment Date or Conditional Allotment Date (as applicable), the Placement Shares (as applicable) will be fully paid, will rank pari passu with existing Shares and will be freely tradeable (subject to any restrictions required or imposed under any applicable laws or regulations) and the investors in the Placement Shares (as applicable) will acquire good marketable title to the Placement Shares (as applicable), free and clear of any pledge, lien, encumbrance, security interest, claim or equity and will not be subject to any pre-emptive or similar rights and the Issuer is not aware of any reason why ASX would not grant quotation of all Initial Placement Shares on ASX from the Initial Allotment Date and all Conditional Placement Shares on ASX from the Conditional Allotment Date;

(n)	(compliance with law) it:

(i)	has complied:

(A)	in all material respects, with any applicable provisions of the Corporations Act and any other applicable laws; and

(B)	in all material respects, with its continuous disclosure obligations under the ASX Listing Rules or any other legally binding requirement of ASIC or the ASX or other relevant Government Authority; and

(ii)
is not relying upon any exemption from its ASX continuous disclosure obligations other than in respect of the Placement and the matters referred to in the ASX Announcement and Investor Presentation referred in clause 1.2;

(o)
(conduct) it has not engaged in, and will not engage in, conduct that is misleading or deceptive, or which is likely to mislead or deceive, in connection with the Placement or the making of the offer of Placement Shares (as applicable);

(p)
(statements) all public and other media statements made by the Issuer in relation to the Issuer, the Merger Counterparty and any of their Related Bodies Corporate, the Placement (including, without limitation, any Publication (as defined in clause 10), the Merger, the Placement Documents (as defined in clause 10)) and any other documentation issued in connection with the Placement or the Merger, are not and will not be misleading or deceptive in any material respect or likely to mislead or deceive in any material respect and, to the extent that they comprise forward-looking statements or statements, or statements of opinion or belief, are and will be based on reasonable grounds and any statement of opinion or belief will be truly and honestly held;

(q)	(issuer information)

(i)
other than in respect of the Placement and the Merger and the matters set out in the ASX Announcement and Investor Presentation Materials referred to in clause 1.2, as at the date of this Placement Agreement it is not aware of any information (including, without limitation, any information regarding any adverse change or material prospective adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving the Issuer), after having made all reasonable enquiries, that a reasonable person would expect to have a material effect on the price or the value of its Shares except for information which has been disclosed prior to the date of this Placement Agreement by the Issuer to ASX (including, without limitation, the DDQ), or otherwise made publicly available by the Issuer in its most recent annual report, half-year report or subsequent public information releases (Issuer Information);

(ii)	the Issuer Information, taken as a whole, is not misleading or deceptive in any material respect or likely to mislead or deceive in any material respect;

(iii)
all information, when considered in its final form, provided to the Lead Manager or its advisers in relation to the Placement by it or on its behalf is true, complete and not misleading or deceptive, or likely to mislead or deceive, and in providing that information nothing has been omitted which would make that information misleading in any material respect;

(r)
(financing) the Issuer is not in breach or default of any of its existing facility or loan agreements and it is not aware of any facts or circumstances which might give rise to such a breach or default where such breach or default would or is likely to result in the acceleration of any payment obligation under that facility or loan agreement or confer a right on the lender to review of the terms of that facility or loan agreement;

(s)
(material adverse change) except as disclosed to ASX prior to the date of this Placement Agreement or set out in the ASX Announcement and Investor Presentation Materials, there has been no occurrence of which it is aware, having made all reasonable enquiries, which has or will (either itself or together with any other occurrence) materially and adversely affect the financial position, profitability or prospects of the Group from that disclosed to ASX prior to the date of this Placement Agreement;

(t)	(accounts) since 30 June 2024:

(i)	the business of the Group has been carried on in the ordinary and usual course;

(ii)
there has been no change in the assets, total liabilities or financial condition or profitability of the Group from that set out in the annual accounts for the financial year ended 30 June 2024 except for changes in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, of the Group;

(iii)
no Group member has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action;

(iv)	there has been no dividend or distribution of any kind declared, paid or made by the Issuer on any class of its capital stock; and

(v)	the business, assets, liabilities, financial position or prospects of the Group have not been materially or adversely affected by any matter, either financial or otherwise,

in each case other than as notified to the ASX in accordance with the Issuer’s continuous disclosure obligations (including the ASX Announcement and Investor Presentation referred to in clause 1.2);

(u)
(certificate) the contents of the Certificate provided in accordance with clause 7(p) will be true and accurate in respect of events and circumstances applicable as at the required time for delivery of that Certificate;

(v)
(litigation) except as disclosed to ASX prior to the date of this Placement Agreement, neither it nor any entity in the Group are involved in any litigation, arbitration or administrative proceeding relating to claims or amounts which are material in the context of the Group or the Placement, nor to the best of the Issuer’s knowledge, is any such litigation, arbitration, administrative proceeding or investigation pending or threatened;

(w)	(material contracts) except as disclosed to ASX prior to the date of this Placement Agreement and in the ASX Announcement and Investor Presentation Materials, there:

(i)	is no contract to which it (or any entity in the Group) is or will become a party; and

(ii)	has not been, and will not be before the Conditional Settlement Date, a breach of any contracts by it (or any entity in the Group),

information in relation to which would be material to an investor making an informed decision whether or not to acquire the Placement Shares (as applicable);

(x)
(licences or permits) except as disclosed to ASX prior to the date of this Placement Agreement, it (or relevant entities in the Group) holds all licences, permits, authorisations or consents which are material to the conduct of the Group’s business and all such licences, permits, authorisations and consents are in full force and effect in all material respects and, so far as it is aware, not liable to be revoked or not renewed in any material respect;

(y)	(intellectual property) the Issuer and each other member of the Group:

(i)
own or possess adequate rights to use all patents, patent applications, registered designs, trademarks, trade names, trademark registrations, registered designs, licenses, copyright and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (Intellectual Property) necessary for the conduct of their respective businesses; and

(ii)
have not received any notice of any claim of infringement of or conflict with any such rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests of a member of the Group therein, and which infringements or conflicts (if the subject of any unfavourable decision, ruling or finding), invalidity or inadequacy, individually or in the aggregate, would result in a material adverse effect;

(z)
(contractual arrangements) none of the Issuer nor any of the Issuer’s Affiliates, or any person acting on behalf of any of them (other than the Lead Manager or any person acting on behalf of the Lead Manager, as to whom the Issuer makes no representation), has entered into or will enter into any contractual arrangement for the offer and issue of the Placement Shares (as applicable) other than in accordance with this Placement Agreement;

(aa)
(foreign jurisdictions) no action has been taken or will be taken in any country or jurisdiction by it, its Affiliates, or any person acting on behalf of any of them (other than the Lead Manager and its Affiliates), that would require a public offering of the Placement Shares (as applicable) or the distribution of any offering or publicity material relating to the Placement Shares (as applicable) and the Issuer will only offer or sell any Placement Shares (as applicable) to Permitted Investors;

(bb)
(insolvency) the Issuer and each of its Affiliates are solvent and no circumstances have arisen or may reasonably be expected to arise as a result of which the Issuer or any of its Affiliates may cease to be solvent or able to pay its debts as and when they fall due or which would result in the appointment of a liquidator, provisional liquidator, administrator, receiver, receiver and manager or other similar official in relation to, or to any property of the Issuer and each of its Affiliates, or the Issuer and each of its Affiliates being wound up or dissolved or entering into a scheme, moratorium, composition or other arrangement with, or to obtain protection from, its creditors or any class of them or an assignment for the benefit of its creditors or any class of them;

(cc)
(global financial crimes compliance) none of it, any of its Related Bodies Corporate or Affiliates nor any of their respective directors, officers, employees or, to the best of the Issuer’s knowledge, having made due enquiry, any agents or other person acting on behalf of the Issuer or any of its Related Bodies Corporate or Affiliates has engaged in any activity or conduct that would constitute an offence under any Anti-Corruption Laws (as defined below), including:

(i)	used any funds (directly or indirectly) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(ii)
made or taken an act in furtherance of an offer, promise or authorisation of any direct or indirect unlawful payment or benefit to any foreign or domestic government official, regulatory official or employee, including of any government owned or controlled entity or of a public international organisation, or any person acting in an official capacity for and on behalf of any of the foregoing, or any political party or party official or candidate for political office; or

(iii)
made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including without limitation any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case, in violation of (i) the OECD Convention of Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, (ii) the Foreign Corrupt Practice Act of 1977 of the United States of America, as amended, and the rules and regulations thereunder, (iii)          the Bribery Act 2010 of the United Kingdom, and (iv) any similar applicable laws or regulations in any jurisdiction (together, the Anti-Corruption Laws).

(dd)
(anti-money laundering) the operations of the Issuer and its Related Bodies Corporate and Affiliates are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements imposed by law or regulation and compliance with the anti-money laundering statutes and proceeds of crime statutes of the United States, Australia and any other applicable jurisdictions including jurisdictions which the Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Government Authority (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or Government Authority, authority or body or any arbitrator involving the Issuer or any of its Related Bodies Corporate with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, having made due enquiry, threatened;

(ee)
(compliance) the Issuer and all of its Related Bodies Corporate and Affiliates have instituted and maintain policies designed to ensure continued compliance with all Anti-Corruption Laws and all Money Laundering Laws;

(ff)
(sanctions) none of the Issuer, nor any of its Related Bodies Corporate or Affiliates nor any director, officer or to the best of the Issuer’s knowledge, having made due enquiry, any employee, agents or other person acting on behalf of the Issuer or any of its Related Bodies Corporate or Affiliates is currently subject to any sanctions administered by the U.S. Government, including without limitation, those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) (including, without limitation, the designation as a “specially designated national” or “blocked person” thereunder), the United Nations Security Council (UNSC), the European Union or any of its Member States, His Majesty’s Treasury (HMT), the Australian Government or other relevant sanctions authority (collectively, Sanctions) or is located, organised or resident in a country or territory that is the subject of any Sanctions (including, without limitation, Cuba, Iran, Libya, Syria, Sudan, North Korea, Russia, the Crimean region of Ukraine the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic) (each a Sanctioned Country).  The Issuer will not directly or indirectly use the proceeds of the Placement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity:

(i)	to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions;

(ii)	to fund or facilitate any activities of or business in any Sanctioned Country; or

(iii)
in any other manner that will result in a violation by any person (including any person participating in the transactions contemplated under this Placement Agreement), whether as underwriter, adviser, investor or otherwise of Sanctions.

For the past 5 years, none of the Issuer nor any of its Related Bodies Corporate or Affiliates has knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country; and

(gg)	(US securities laws representations)

(i)	(foreign private issuer) it is a “foreign private issuer” (as defined in Rule 405 under the U.S. Securities Act);

(ii)
(no substantial U.S. market interest) there is no “substantial US market interest” (as defined in Rule 902(j)(1) under the U.S. Securities Act) in the Placement Shares or a class or series as the Placement Shares;

(iii)
(not an “investment company”) it is not, and immediately after giving effect to the offer and sale of the Placement Shares and the application of the net proceeds therefrom will not be required to register as an “investment company” under the U.S. Investment Company Act;

(iv)
(no directed selling efforts) neither it, nor any of its Affiliates nor any person acting on behalf of it or its Affiliates (other than the Lead Manager or its Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made), has engaged or will engage in any “directed selling efforts” (as that term is defined in Rule 902(c) under the U.S. Securities Act);

(v)
(no stabilisation or manipulation) none of the Issuer, its Affiliates or any person acting on behalf of the Issuer or its Affiliates (other than the Lead Manager and its Affiliates and any person acting on behalf of any of them, as to whom the Issuer makes no representation) has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilisation or manipulation of the price of any of the Issuer’s securities or the Placement Shares (as applicable) in violation of any applicable law to facilitate the sale or resale of the Placement Shares (as applicable);

(vi)
(compliance with Regulation S) the Issuer, its Affiliates and any person acting on behalf of the Issuer or its Affiliates (other than the Lead Manager and its Affiliates or any person acting on behalf of any of them, as to whom the Issuer makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S;

(vii)
(No general solicitation or general advertising) None of the Issuer, any of its Affiliates, nor any person acting on behalf of the Issuer (other than the Lead Manager, its Affiliates or any person acting on behalf of any of them, as to whom the Issuer makes no representation) has offered or sold, or will offer or sell, any Placement Shares in the United States using any form of “general solicitation” or “general advertisement” within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(a)(2) of the U.S. Securities Act;

(viii)
(no integration) neither the Issuer, nor any Affiliate of the Issuer nor any other person acting on their behalf (other than the Lead Manager or its respective Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has offered or sold, or will offer or sell, in the United States any security of the Issuer which is or would be integrated with the sale of the Placement Shares in a manner that would require the Placement Shares to be registered under the U.S. Securities Act;

(ix)	(no ADR program) the Issuer does not have a sponsored American Depositary Receipt program at the date of this Agreement; and

(x)
(no registration) subject to the accuracy of, and compliance with, the representations, warranties and agreements of the Lead Manager under clause 6.2, it is not necessary in connection with the initial offer and sale of the Placement Shares by the Issuer or the Lead Manager in the manner contemplated by this Placement Agreement, to register such initial offer and sale of such Placement Shares, it being understood that the Issuer makes no representation or warranty about any subsequent reoffer or resale of the Placement Shares.

The Lead Manager will rely on these representations and warranties in offering and agreeing to place and underwrite the Placement Shares (as applicable).  The Lead Manager is authorised to disclose to investors these warranties and representations.

The Issuer shall immediately notify the Lead Manager of any material change affecting any of the above representations and warranties.

6.2	Representations and warranties by the Lead Manager

The Lead Manager represents, warrants and agrees with the Issuer that as at the date of this Placement Agreement and on each day until and including the Conditional Allotment Date (or such other time as specified below) that the following statements are true, accurate and not misleading:

(a)
it is a body corporate validly existing under the laws of its country of incorporation, has the legal capacity and corporate power to enter into and perform its obligations under this Placement Agreement and has obtained all necessary corporate authorisations and other necessary consents, licences and authorities to enable it to do so;

(b)	this Placement Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration;

(c)
it acknowledges that the Placement Shares have not been, and will not be, registered under the U.S. Securities Act and may not be offered and sold in the United States except in transactions exempt from, or not subject to, the registration requirements of the U.S. Securities Act;

(d)	it will only offer and sell Placement Shares:

(i)	in the United States to:

(A)	persons it reasonably believes are QIBs in transactions exempt from the registration requirements of the U.S. Securities Act; or

(B)	Eligible U.S. Fund Managers, in reliance on Regulation S;

that in each case, have validly executed and delivered a Confirmation Letter, substantially in the form agreed between the Issuer and the Lead Manager, confirming, among other things, that such investor is a QIB or an Eligible U.S. Fund Manager; and

(ii)
outside the United States to eligible institutional and professional investors in “offshore transactions” (as defined in Rule 902(h) under the U.S. Securities Act) in reliance on Regulation S, provided that it will only offer and sell such Placement Shares to such investors that have validly executed and delivered a Confirmation Letter substantially in a form agreed in writing by the Issuer and the Lead Manager, confirming, among other things, that they are eligible investors;

(e)	it will effect offers and sales of the Placement Shares in the United States in compliance with U.S. broker-dealer requirements;

(f)
neither it, any of its Affiliates, nor any person acting on behalf of any of them has offered or sold, or will offer or sell, any Placement Shares in the United States using any form of “general solicitation” or “general advertisement” within the meaning of Rule 502(c) under the U.S. Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(a)(2) of the U.S. Securities Act;

(g)
neither it, its Affiliates nor any person acting on behalf of any of them has engaged or will engage in any “directed selling efforts” (as that term is defined in Rule 902(c) under the U.S. Securities Act) with respect to the Placement Shares (as applicable) and it and its Affiliates and any person acting on behalf of any of them has complied and will comply with the offering restrictions requirement of Regulation S; and

(h)
neither it nor its Affiliates nor any person acting on behalf of any of them has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilisation or manipulation of the price of any of the Issuer’s securities or the Placement Shares (as applicable) in violation of any applicable law.

The Issuer will rely on these representations and warranties in performing its role under this Placement Agreement.  The Issuer is authorised to disclose to investors these warranties and representations.

The Lead Manager shall immediately notify the Issuer of any material change affecting any of the above representations and warranties.

7	Undertakings by the Issuer

The Issuer undertakes that it will:

(a)
(withdrawal) not withdraw the Initial Placement after the lodgement of the announcement of the Placement with ASX and not withdraw the Conditional Placement after the lodgement of the announcement of the Placement with ASX unless such withdrawal is as a result of Closing not occurring under the Merger Agreement or Issuer’s Members’ Approval not being obtained by the requisite majority;

(b)	(trading halt) apply to the ASX for a trading halt in the Shares in accordance with clause 1.3(b);

(c)	(quotation) apply for quotation of the Placement Shares in accordance with clause 4(a);

(d)	(Cleansing Notice) lodge the notifications with ASX required under sub-section 708A(5)(e) in accordance with clause 4(b);

(e)	(access) provide to the Lead Manager the reasonable support of and access to its senior executives in the marketing of the Placement at its own expense;

(f)
(information) provide, and procure each of its Related Bodies Corporate to provide, the Lead Manager, with all information and data (including confidential information prepared for or by the Issuer and its Related Bodies Corporate) as the Lead Manager reasonably request (or as may be required by any Government Authority) for the purposes of the Placement or in connection with any legal, regulatory or administrative proceedings arising out of or in connection with the Placement (unless the provision of that information would in the reasonable opinion of the legal advisers to the Issuer lead to a loss of legal professional privilege), and will notify the Lead Manager immediately if any of the information is or becomes incorrect;

(g)
(Lock Up) not propose or activate any equity security or subordinated debt security buy-back, scheme or arrangement or issue or agree to allot, or indicate in any way that it will or might, allot or agree to allot any equity securities or subordinated debt securities or other securities (including hybrid, convertible or equity-linked securities) or grant or agree to grant any options in respect of such securities (or do anything economically equivalent to any of the foregoing), until the date that is 30 days after the Conditional Allotment Date, without first obtaining the written consent of the Lead Manager (such consent not to be unreasonably delayed or withheld) (Lock Up).  This Lock Up does not apply to the Placement, a proposed issue of securities announced to ASX prior to the date of this Placement Agreement or in the ASX Announcement or Investor Presentation Materials, a share consolidation, an issue of securities under an already existing employee or director incentive plan (including any grants of securities under any such plan) or where an issue of securities is required as a consequence of the exercise of options or performance rights currently on issue as at the date of this Placement Agreement;

(h)
(conduct of business) until the date that is 30 days after the Conditional Allotment Date, conduct its business and the business of the Group in the ordinary course and does not, other than as contemplated under the Merger Agreement;

(i)	acquire or dispose or charge, agree to acquire or dispose of or charge, the whole or any material part of its business or any substantial assets; or

(ii)	enter into any agreement or commitment which is material in the context of the Group (taken as a whole) and not in the ordinary course,

without the prior written consent of the Lead Manager (such consent not to be unreasonably delayed or withheld);

(i)	(ASIC) give notice to the Lead Manager immediately on becoming aware of ASIC:

(i)	holding, or giving notice of intention to hold, a hearing or investigation in relation to the Placement or the Merger; or

(ii)
prosecuting, or giving notice of an intention to prosecute, or commencing proceedings against or giving notice of an intention to commence proceedings against, the Issuer or any of its directors, officers, employees or agents in relation to the Placement or the Merger;

(j)
(Government Authority) promptly provide to the Lead Manager copies of communications and correspondence with any Government Authority in connection with the Placement (or in connection with any legal, regulatory or administrative proceedings arising out of or in connection with the Placement);

(k)
(appointments) until the Allotment Date, not appoint a liquidator, provisional liquidator, receiver, receiver and manager or other similar official in relation to it or its Affiliates or to their property without the prior written consent of the Lead Manager (unless required by law);

(l)
(confidentiality) keep the terms of this Placement Agreement (including any fees) confidential except as required by law or the ASX Listing Rules (including in the Appendix 3Bs lodged with the ASX in relation to the Placement);

(m)
(breach) not, prior to the Allotment Date commit, be involved in or acquiesce in any activity which is in breach of the Corporations Act or any other applicable laws, the ASX Listing Rules or ASX Operating Rules, the constitution of the Issuer, any legally binding requirement of ASIC or the ASX, or any other undertaking or instrument or authorisation binding on it where the relevant breach could reasonably be expected to have a material adverse effect on the outcome of the Placement or the trading of the Placement Shares on the ASX (except to the extent that compliance with any applicable laws, licences, rules or requirements have been waived, or an exemption granted, by a Government Authority having authority to do so);

(n)
(constitution) comply with its constitution in all material respects and not, prior to the Allotment Date, alter the capital structure of the Issuer (except as permitted in clause 7(g)) or, other than the adoption of the new constitution the subject of a resolution at the Issuer’s annual general meeting, vary any term of the constitution without the prior written consent of the Lead Manager to the terms of the variation (such consent not to be unreasonably delayed or withheld);

(o)
(notifications) immediately notify the Lead Manager of any breach of any representation, warranty or undertaking given by it under this Placement Agreement or the occurrence of any event as set out in clause 9; and

(p)	(Certificate) deliver to the Lead Manager:

(i)
by 8.00am on the Initial Settlement Date, a certificate to be in the form set out in Annexure B to this Placement Agreement and signed by two directors or a director and company secretary of the Issuer (Initial Certificate); and

(ii)
by 8.00am on the Conditional Settlement Date, a certificate to be in the form set out in Annexure B to this Placement Agreement and signed by two directors or a director and company secretary of the Issuer (Conditional Certificate), it being acknowledged by the Issuer that each of these undertakings being material terms of this Placement Agreement.

8	Announcements

Neither the Issuer nor the Lead Manager will make any public announcements in connection with the Placement without the prior approval of the other party (such approval not to be unreasonably withheld or delayed) unless such release or announcement is required by law or the ASX Listing Rules and provided that in any case where such a release or announcement is required by law or the ASX Listing Rules:

(a)
the relevant party must use reasonable endeavours to provide the other party with prompt notice of any such requirement and consult with the other party prior to making any such release or announcement and consider in good faith any comments of the other party regarding the form and content of the disclosure; and

(b)
the Issuer must ensure that the release or announcement, as the case may be, will comply with all applicable laws and the representations, warranties and undertakings of the Issuer in this Placement Agreement.

The Lead Manager shall be named as sole lead manager, bookrunner and equity capital markets adviser to the Placement in any announcements, circulars or communications issued by the Issuer regarding the Placement in the manner and place in which it is customary or required for parties providing such services for an institutional placement to be so named, provided that the naming of the Lead Manager in such announcements, circulars or communications complies with all applicable laws and the representations, warranties and undertakings of the parties in this Placement Agreement.

The Issuer accepts full responsibility for the content of any announcement or any information contained in any document relating to the Placement which the Lead Manager is requested by the Issuer to issue or approve.

The Issuer acknowledges that this clause 8 does not restrict the Lead Manager from, following the close of the Bookbuild and at its own cost, referring to the Placement in presentations, case studies, pitchbooks, credentials or in any other ordinary course marketing materials.

9	Termination

(a)
The Lead Manager may in its sole discretion, by notice to the Issuer, terminate this Placement Agreement (Terminate or Termination), without cost or liability to itself, at any time prior to 4.00pm on the Conditional Settlement Date, if any one or more of the following occur before 4:00pm on the Conditional Settlement Date:

(i)
(Merger Agreement) the Merger Agreement is terminated, rescinded, repudiated or threatened to be terminated, rescinded or repudiated, is amended in a material respect without the prior written consent of the Lead Manager (such consent not to be unreasonably withheld or delayed), or is or becomes void or voidable;

(ii)	(listing) ASX announces that the Issuer will be removed from the official list or that any Shares will be:

(A)	removed from official quotation; or

(B)	suspended from quotation by ASX for any reason without the prior consent of the Lead Manager (for the avoidance of doubt, excluding a trading halt arising from the Placement);

(iii)	(Disclosure deficiency)

(A)	any Placement Document (defined in clause 10(a)) includes content that is misleading or deceptive, or which is likely to mislead or deceive, in a material respect (including by omission));

(B)	any statement of opinion or belief in any Placement Document, is not truly and honestly held or there are no reasonable grounds for making any such statement; or

(C)	any amendment or update to a Cleansing Notice which is issued or is required under the Corporations Act to be issued is materially adverse from the point of view of an investor;

(iv)	(Proceedings) any of the following occurs:

(A)
there is an application to a Government Authority for an order, declaration or other remedy, or a Government Authority commences any investigation or hearing or announces its intention to do so, in each case in connection with the Placement (or any part of it) or any agreement entered into in respect of the Placement (or any part of it) which, in the Lead Manager’s reasonable opinion, has reasonable prospects of success and such application, investigation or hearing become public or is not withdrawn within 2 Business Days after it is made or where it is made less than 2 Business Days before the Initial Settlement Date or the Conditional Settlement Date (as applicable) it has not been withdrawn before the Initial Settlement Date or the Conditional Settlement Date (as applicable); or

(B)
proceedings are commenced or there is a public announcement of an intention to commence proceedings before a court or tribunal of competent jurisdiction in Australia seeking an injunction or other order in relation to the Placement, which in the Lead Manager’s reasonable opinion, has reasonable prospects of success;

(v)	(regulatory action) ASIC:

(A)
makes an application or threatens to make an application for an order under Part 9.5 of the Corporations Act in relation to the Placement or the Merger, and any such application (or threat) becomes public or is not withdrawn within 2 business days after it is made or where it is made less than 2 business days before the Initial Settlement Date or the Conditional Settlement Date (as applicable) it has not been withdrawn before the Initial Settlement Date or the Conditional Settlement Date (as applicable);

(B)
commences, or conveys its intention to commence, any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth) in relation to the Placement or the Merger and any such investigation or hearing (or intention) becomes public or is not withdrawn within 2 business days after it is commenced or where it is commenced less than 2 business days before the Initial Settlement Date or the Conditional Settlement Date (as applicable) it has not been withdrawn before the Initial Settlement Date or the Conditional Settlement Date (as applicable); or

(C)
otherwise issues or threatens to issue proceedings in relation to the Placement or the Merger or commences any formal investigation or inquiry into the Placement and such issue, threat or commencement becomes public or is not withdrawn within 2 business days after it is made or where it is made less than 2 business days before the Initial Settlement Date or the Conditional Settlement Date (as applicable) it has not been withdrawn before the Initial Settlement Date or the Conditional Settlement Date (as applicable);

(vi)
(quotation) ASX does not, or states that it will not, grant official quotation of all the Initial Placement Shares and the Conditional Placement Shares on an unconditional basis (or on a conditional basis provided such condition would not, in the opinion of the Lead Manager, have a material adverse effect on the Placement) by the Initial Settlement Date in the case of the Initial Placement Shares, and the Conditional Settlement Date, in the case of the Conditional Placement Shares;

(vii)	(prosecution) any of the following occurs:

(A)	a director of the Issuer is charged with an indictable offence;

(B)	any regulatory body commences any public action against a director of the Issuer in his or her capacity as such or announces that it intends to take any such action; or

(C)	any director of the Issuer is disqualified from managing a corporation under the Corporations Act;

(viii)	(timetable) any event specified in the Timetable is delayed by the Issuer for 2 Business Days or more without the prior written consent of the Lead Manager;

(ix)
(capital structure) the Issuer alters its capital structure (other than as contemplated by this Placement Agreement including under clause 7(g) or the Merger Agreement) without the prior written consent of the Lead Manager;

(x)
(forecasts) the Placement Documents includes any forecast, expression of opinion, belief, intention or expectation which is not based on reasonable grounds (including having regard to ASIC Regulatory Guide 170) or any other announced forecast or expectation comes incapable of being met;

(xi)
(fraud) the Issuer or any of its Related Bodies Corporate, or any of their directors or officers (as those terms are defined in the Corporations Act) engage in any fraudulent conduct or activity in connection with the Placement;

(xii)
(force majeure) there is an event, occurrence or non-occurrence, or development of an existing event, occurrence or non-occurrence, which makes it illegal for the Lead Manager to satisfy a material obligation under this Placement Agreement;

(xiii)	(withdrawal) the Issuer withdraws the Placement or any part of it;

(xiv)
(change in board or senior management) without the prior written consent of the Lead Manager, a change to the current board of directors unless such change is approved by a resolution at the Issuer’s next occurring annual general meeting, or a change to the following positions:

(A)	Lucas Dow (Managing Director); or

(B)	Sylvain Collard (President / Chief Operating Officer – Canada);

(xv)	(Certificates) any Certificate which is required to be provided by the Issuer under this Placement Agreement is not provided when required;

(xvi)	(insolvency) any material Group Member is, or becomes, Insolvent; or

(xvii)	(condition) a condition precedent in clauses 0 or 1.4 not being satisfied or waived by the Lead Manager by the time required in that clause.

(b)
The Lead Manager may in its sole discretion, by notice to the Issuer, terminate, without cost or additional liability to itself, at any time prior to 4.00pm on the Conditional Settlement Date, if any one or more of the following occur before 4.00pm on the Conditional Settlement Date and the Lead Manager has reasonable grounds to believe that such event, matter or circumstance has or is likely to have a material adverse effect on the financial position or prospects of the Group or the outcome or success of the Placement (or any part of it) or the market price of, or ability to settle the Placement of, any of the Placement Shares, or could give rise to a contravention by the Lead Manager (or one of its Affiliates) of (or the involvement of the Lead Manager in a contravention of) or liability of the Lead Manager (or one of its Affiliates) under the Corporations Act or any other applicable law:

(i)
(new circumstance) a new circumstance that would be adverse from the point of view of an investor arises that would have been required to be disclosed in the Placement Documents had it arisen before the Placement Documents were lodged with ASX;

(ii)	(breach) the Issuer is in breach of any terms and conditions of this Placement Agreement or any representation or warranty by the Issuer is or becomes incorrect, untrue or misleading;

(iii)
(due diligence) there is an omission from or misstatement relating to the completed due diligence questionnaire provided by the Issuer pursuant to clauses 1.2 or 2 of this Placement Agreement or any other information supplied by or on behalf of the Issuer in writing to the Lead Manager;

(iv)
(change in laws) there is introduced, or there is a public announcement of a proposal to introduce, into the Parliament of Australia, any State or Territory of Australia or the Province of Quebec, a new law, or the Reserve Bank of Australia, a Commonwealth or State or Territory authority or a Province of Quebec authority, adopts or announces a proposal to adopt a new policy (other than a law or policy which has been announced prior to the date of this Placement Agreement);

(v)	(compliance with laws) a contravention by the Issuer of the Corporations Act, its constitution, any of the ASX Listing Rules or any other applicable law or regulation (as amended or varied);

(vi)	(charges) the Issuer or any of its Related Bodies Corporate charges, or agrees to charge, the whole or a substantial part of their respective business or property other than:

(A)	a charge over any fees or commissions to which the Issuer is or will be entitled;

(B)	as disclosed in the Placement Documents; or

(C)	as agreed with the Lead Manager (acting reasonably);

(vii)	(fraud) the Issuer or any of its Related Bodies Corporate, or any of their directors or officers (as those terms are defined in the Corporations Act) engage in any fraudulent conduct or activity;

(viii)	(offer) any aspect of the Placement does not comply with the Corporations Act or the ASX Listing Rules;

(ix)	(Certificate) any Certificate which is required to be provided by the Issuer under this Placement Agreement is untrue or incorrect;

(x)
(adverse change) there is an adverse change, or an event occurs which is likely to give rise to an adverse change, in the financial position, results, condition, operations or prospects of the Group other than as disclosed by the Issuer to the ASX before the date of this Placement Agreement;

(xi)	(market disruption) there is:

(A)
trading in all securities quoted or listed on ASX, NASDAQ or the New York Stock Exchange is suspended or limited in a material respect for three days on which the exchange is open for trading (Trading Day) or substantially all of one Trading Day;

(B)
any adverse change or disruption to the existing financial markets, political or economic conditions of Australia, Canada, Ghana, the People’s Republic of China or the United States or the international financial markets or any change in national or international political, financial or economic conditions;

(C)
a general moratorium on commercial banking activities in Australia, Canada, Ghana, the People’s Republic of China or the United States is declared by the relevant central banking authority in any of those countries, or a material disruption in commercial banking or security settlement or clearance services in any of those countries;

(xii)	(hostilities)

(A)	in respect of any one or more of Australia, Canada, Ghana, the People’s Republic of China or the United States of America:

(1)	hostilities not presently existing at the date of this Placement Agreement commence (whether war has been declared or not) involving any of those countries;

(2)	a major escalation in existing hostilities occurs (whether war has been declared or not) involving any of those countries;

(3)	a major terrorist act is perpetrated involving any of those countries; or

(4)	a national emergency is declared by any of those countries;

(B)	a significant terrorist act is perpetrated anywhere in the world (other than in Israel, Iran, Lebanon or the surrounding region to those countries); or

(C)	in respect of the ongoing conflicts in Israel or Ukraine as at the date of this Placement Agreement:

(1)	chemical, nuclear or biological weapons of any sort are used in connection with the conflict; or

(2)	the military of any member state of the North Atlantic Treaty Organization becomes directly involved in the conflict,

but for clarity, does not include the establishment or enforcement of a no-fly zone by any or all of the North Atlantic Treaty Organisation member states; or

(xiii)	(Issuer Information) the Issuer Information includes a statement which is or becomes misleading or deceptive or likely to mislead or deceive.

Each of the paragraphs and sub-paragraphs of this clause 9 must be construed independently and no paragraph or sub-paragraph is to be limited by implications arising from any other paragraph or sub-paragraph.

For the purposes of this Placement Agreement, the effect of any matter on the success of the Placement is determined by assessing the likely effect of that matter on a decision of an investor to invest in the Placement Shares as if that decision to invest were made after the occurrence of that matter and not by considering the number and extent of applications received before the occurrence of that matter.

No Termination of the Lead Manager’s engagement under this Placement Agreement shall affect (i) the Issuer’s obligation to reimburse the Lead Manager for expenses as provided for herein or (ii) the Issuer’s obligations under the indemnification provisions referred to below.

Termination of this Placement Agreement by the Lead Manager will discharge the Lead Manager only from any of its obligations that remain to be performed under this Placement Agreement, but the termination of this Placement Agreement will not limit or prevent the exercise of any other rights and remedies which either party may otherwise have under this Placement Agreement prior to such termination.

If the Lead Manager terminates this Placement Agreement (or is deemed to do so) on or before the allotment and issue of the Placement Shares (as applicable), the Lead Manager may notify applicants that they have no obligations or rights to subscribe for any Placement Shares (as applicable).

10	Indemnification

(a)	In this clause 10, the following definitions apply:

Claim means, in relation to any person, a claim, allegation, action, proceeding, order, debt or demand made against the person, however arising, and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

Indemnified Claim means any Claim made against an Indemnified Party in respect of which that Indemnified Party has a right to be indemnified by the Issuer under clause 10(b).

Indemnified Party means each of the following and their successors:

(i)	the Lead Manager; and

(ii)	the Affiliates and Related Bodies Corporate of the Lead Manager; and

(iii)	the directors, officers, employees, partners, agents and advisers of:

(A)	the Lead Manager; and

(B)	the Affiliates and Related Bodies Corporate of the Lead Manager.

Loss means, in relation to a person, a damage, loss, cost, expense or liability incurred by the person, including legal costs on a full indemnity basis, penalties, fines and interest, however and wherever arising and whether present or future, fixed or unascertained, actual or contingent.

Placement Documents means the documents issued or published by or on behalf of the Issuer in respect of the Placement, being:

(i)	the ASX Announcement;

(ii)	the Investor Presentation;

(iii)	the Cleansing Notice to be given to ASX by the Issuer under section 708A(5)(e) of the Corporations Act in respect of the Placement;

(iv)	the confirmation letter (including the CARD form);

(v)	any communication (whether written or electronic) that are presented or provided to prospective investors (including any roadshow presentation) by on or behalf of the Issuer with its consent; and

(vi)	any other Publication,

and includes any amendment, replacement or supplement to any of the above documents.

Publication means any announcements, advertisements, publicity or roadshow materials relating to the Issuer or Placement published by the Issuer after execution of this Placement Agreement.

(b)
To the fullest extent permitted by law, the Issuer agrees to indemnify and hold harmless each of the Indemnified Parties from and against all Losses directly or indirectly suffered by, or Claims made against, an Indemnified Party arising out of or in connection with this Placement Agreement including without limitation:

(i)
(Placement Documents) any statement in the Placement Documents or the Issuer Information being misleading or deceptive (including by omission) or the making, conduct, or settlement of the Placement (including Losses or Claims arising out of or in connection with the preparation for, or involvement in, investigations conducted by ASIC or any regulatory authority in relation to the issue of the Placement Documents or the Issuer Information, or the Placement;

(ii)
(distribution of Placement Documents) the issue or distribution of the Placement Documents, or the conduct and making of the Placement and the conduct of the Bookbuild, including Losses arising out of, or in connection with, investigation, preparation or defending against any litigation or the preparation for, or involvement in, investigations conducted by any Government Authority (domestic or foreign) in relation to the issue of the Placement Documents, the Placement, the Bookbuild;

(iii)
(breach) any breach by the Issuer of any applicable laws in respect of the Placement, the Placement Documents or the Bookbuild any breach of a representation or warranty made by the Issuer to an Indemnified Party, or any failure by the Issuer to perform or observe any of its obligations or undertakings under this Placement Agreement or any other requirements or obligations binding on it (including statutory or ASX requirements) in respect of the Placement, the Placement Documents, or the Bookbuild;

(iv)	(non-compliance) non-compliance with any statutory or Government Authority requirement concerning the Placement, the Placement Documents, or the Bookbuild;

(v)
(misrepresentation) any representation or warranty made or given under this Placement Agreement or deemed to have been made or given by the Issuer under clause 6 of this Placement Agreement proving to have been untrue or incorrect;

(vi)
(authorised publications) any Publication made or distributed by or on behalf of an Indemnified Party in relation to the Placement or Bookbuild with the prior approval of the Issuer or its legal advisers (including any statement in the Placement Documents being misleading or deceptive or any omission from the Placement Documents);

(vii)	(issue) the making of the Placement (including the Bookbuild) and the issue of the Placement Shares;

(viii)
(regulatory) any review, inquiry or investigation undertaken by ASIC, ASX, the Australian Taxation Office, or any other regulatory office or Government Authority in relation to the Placement or the Placement Documents;

(ix)
(generally) any claim that an Indemnified Party has any liability under the Corporations Act (including sections 1041H and 1041I), the Australian Securities and Investments Commission Act 2001 (Cth), United States securities laws or any other applicable law in relation to the Placement, or this Placement Agreement.

Each of the paragraphs (i) to (ix) (inclusive) of this clause 10(b) shall be construed independently and no paragraph shall be limited by implications arising from any other paragraph.

The indemnity provided by the Issuer to each Indemnified Party in accordance with this clause will not be affected in any way by the actions taken, or alleged to have been taken, or advice given, or alleged to be given by another Indemnified Party.

(c)	Extent of indemnity

(i)
The indemnity in clause 10(b) does not extend to and is not be deemed to be an indemnity against Losses suffered by, or Claims made against, an Indemnified Party to the extent that those Losses or Claims are:

(A)	finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence, recklessness, fraud or wilful misconduct of that Indemnified Party;

(B)	a criminal penalty or fine which that Indemnified Party, or the Lead Manager, is required to pay for any contravention by the Indemnified Party of any other applicable law; or

(C)	be an amount in respect of which this indemnity would be illegal, void or unenforceable under any applicable law.

(ii)
The Issuer agrees that no Claims may be made by it or any of its Related Bodies Corporate against the Indemnified Parties, and the Issuer (on behalf of itself and each of its Related Bodies Corporate) unconditionally and irrevocably releases and discharges each Indemnified Party from any Claim that may be made by it to recover from any Indemnified Party any Losses incurred or sustained by the Issuer or any of its Related Bodies Corporate arising directly or indirectly as a result of:

(A)	the participation of that Indemnified Party in the preparation of the Placement Documents or in relation to the Placement, or any transaction or proposal contemplated by this Placement Agreement;

(B)	the engagement of the Lead Manager pursuant to this Placement Agreement; or

(C)	the performance by the Indemnified Party of the services contemplated by this Placement Agreement,

except in relation to matters where, and to the extent that, those Losses are finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence, recklessness, fraud or wilful misconduct of that Indemnified Party.

(iii)	The Indemnified Parties are not liable in any circumstance for any indirect or consequential loss or damage.

(iv)
In any event, no proceedings may be taken against any director, officer, employee, agent or consultant of the Lead Manager or its Affiliates arising out of or in connection with the Placement (including the Bookbuild), or this Placement Agreement.

(d)	Notice

If the Lead Manager becomes aware of any suit, action, proceedings, claim or demand in respect of which one of its Indemnified Parties wishes to claim for indemnification under the indemnity contained in this clause 10, the Lead Manager must promptly notify the Issuer of the substance of that matter.

(e)	Failure to notify

The failure of the Lead Manager to notify the Issuer pursuant to clause 10(d) will not release the Issuer from any obligation or liability which it may have pursuant to this Placement Agreement except that such liability will be reduced to the extent to which the amount the subject of the indemnity under clause 10(b) has increased, directly as a result of the failure to so notify.

(f)	Benefits of indemnity

Each Indemnified Party, whether or not a party to this Placement Agreement, will be entitled to the benefit of the provisions in this clause 10 and these provisions may be enforced on that Indemnified Party’s behalf by the Lead Manager.

(g)	Preservation of rights

Subject to clause 10(c), the rights of an Indemnified Party under this Placement Agreement will not in any way be prejudiced or affected by:

(i)	any involvement by that party in the preparation of the Placement Documents;

(ii)	any approval given by that party in relation to any Publication distributed in relation to the Placement with the prior approval of the Issuer or its legal advisers;

(iii)	any consent to be named in any Publication distributed in relation to the Placement;

(iv)	any knowledge (actual or constructive) acquired by the Indemnified Party of any:

(A)	non-compliance by the Issuer or a subsidiary of the Issuer with any statutory or ASX requirement concerning the Placement, any of the Placement Documents;

(B)	failure by the Issuer to perform or observe any of its obligations under this Placement Agreement;

(v)	any amendment to this Placement Agreement or termination of this Placement Agreement under clauses 1.6 or 9 by the Lead Manager;

(vi)
any inaccuracy in any representation or warranty made or deemed to have been made by the Issuer under this Placement Agreement; or (vii)any other fact, matter or thing which might otherwise constitute a waiver of or in any way prejudice or affect any right of an Indemnified Party.

The indemnity in this Placement Agreement survives completion and termination of this Placement Agreement.

(h)	Issuer entitled to defend or institute proceedings

In respect of an Indemnified Claim, the Issuer will, subject to clauses 10(k) and 10(l), with the agreement of the Indemnified Party be entitled to defend the Indemnified Claim or institute such legal or other proceedings (together, Proceedings) in the name of any of the Indemnified Parties and conduct the same under the sole management and control and cost of the Issuer provided that:

(i)	the Issuer diligently pursues any defence it conducts or any Proceedings it takes under this clause 10;

(ii)	the Issuer consults with the Indemnified Party regarding the appointment of legal counsel;

(iii)	the Issuer must keep the Indemnified Party fully informed of the progress of the defence or the prosecution of such Proceedings;

(iv)
without in any way limiting clause 10(b), the Issuer must indemnify the Indemnified Parties who are parties to, or the subject of, the Proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the Proceedings or to any Loss resulting from the Proceedings;

(v)	neither the Indemnified Party nor the Lead Manager have any liability for any costs or expenses associated with the Claim or the Proceedings;

(vi)
the Issuer has reasonable regard to preserving the Lead Manager’s reputation in conducting the defence of the Claim and the Indemnified Party remains satisfied that its reputation is not threatened by the conduct of the defence of the Issuer;

(vii)
unless the Indemnified Party otherwise agrees, will in any settlement obtain a release (which is either unconditional or subject to any conditions as are approved by the Lead Manager) of each Indemnified Party from all liability in respect of the subject matter of the Proceedings and ensure it does not include a statement as to, or an admission of fault or culpability or a failure to act by or on behalf of an Indemnified Party;

(viii)	no admission of liability or compromise whatsoever in connection with the Proceedings or action may take place without the Lead Manager’s prior written consent; and

(ix)	the Indemnified Party and the Lead Manager have the right at any time to re-assume the defence of any claim or action assumed by the Issuer in accordance with clause 10(m).

(i)	Separate representation

An Indemnified Party will be entitled at its election (without prejudice to its right of indemnity under clause 10) to be separately represented in relation to any Proceedings if:

(i)	the Issuer has not chosen legal counsel satisfactory to the Indemnified Party (acting reasonably);

(ii)
a conflict for legal counsel chosen by the Issuer, or between the interests of the Issuer and the interests of the Indemnified Party, arises or could in the reasonable opinion of the Indemnified Party, based on legal advice, arise;

(iii)	there may be legal defences available to the Indemnified Party that are different from or additional to those available to the Issuer or another Indemnified Party represented by that legal counsel; or

(iv)	the Indemnified Party reasonably believes it is desirable to do so in order to protect the Indemnified Party’s reputation or standing,

and, in the circumstances described in paragraphs (i) to (iv) above, the cost of such representation will be borne by the Issuer.  An Indemnified Party may otherwise elect to be separately represented at any time not related to paragraphs (i) to (iv) above, in which case the cost of such representation will be borne by that Indemnified Party.  However, nothing in this clause 10(i) affects the obligation of the Issuer to bear those Losses that are the subject of clause 10(h)(iv).

(j)	Obligations of Indemnified Parties

An Indemnified Party, subject only to clause 10(k), must:

(i)	take such reasonable action as an Issuer requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Claim in respect of it;

(ii)	not settle any Indemnified Claim without the prior written consent of the Issuer (such consent not to be unreasonably withheld or delayed);

(iii)	subject to legal professional privilege, render all reasonable assistance and co-operation to the Issuer in the conduct of any legal or other proceedings in respect of an Indemnified Claim; and

(iv)
subject to the rights of any insurers, do anything reasonably necessary or desirable to ensure that the Issuer is subrogated to and enjoy the benefit of the rights of the Indemnified Party in relation to any cross-claims.

The indemnity in this Placement Agreement will not extend to the Lead Manager or an Indemnified Party to the extent that any additional Loss is caused by that Indemnified Party (or by an Indemnified Party associated with the Lead Manager) failing to comply with the terms of this clause 10(j), in excess of the Losses that would otherwise be the subject of the indemnity.

(k)	Conditions precedent to Indemnified Parties obligations

An Indemnified Party is under no obligation under clause 10(j), at the time the Issuer requests that Indemnified Party to take any action:

(i)
unless the Issuer agrees to indemnify that Indemnified Party against all Loss incurred by that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of its lawyers on a full indemnity basis and the cost of any involvement of any officers of the Lead Manager or the Indemnified Party at normal commercial rates; and

(ii)	if the taking of that action would, in the reasonable opinion of the Lead Manager or Indemnified Party, be likely to damage the Lead Manager’s or Indemnified Party’s reputation or standing.

(l)	No settlement without consent

The Issuer must not (without the prior written consent of the Lead Manager) settle, compromise or consent to the entry of any judgement in relation to any Indemnified Claim or instruct the Indemnified Party to do so.

(m)	Right to assume control of proceedings

An Indemnified Party has a right at any time to reassume any legal or other proceedings defended or instituted by the Issuer in the name of that Indemnified Party (Reassumed Claim).  If an Indemnified Party does this:

(i)
it will have the right to conduct the same under its sole management and control and will have absolute discretion with regards to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgment in relation to any Reassumed Claim the subject of those proceedings but in doing so, will act reasonably and consult with and take account of the views of the Issuer so far as is reasonably possible;

(ii)
the indemnity given by the Issuer under clause 10(b) will continue to apply in respect of the Indemnified Party in relation to the Claim the subject of the Proceedings or to any Loss resulting from those Proceedings other than for any additional legal fees, costs and expenses in respect of the Reassumed Claim from the date on which the Indemnified Party assumes or re-assumes the defence or conduct of the Proceedings that are a result of the reassumption of the conduct of the Reassumed Claim by the Indemnified Party;

(iii)	the Issuer must:

(A)	render all reasonable assistance and cooperation to the Indemnified Party in the conduct of any Reassumed Claim; and

(B)	do anything reasonably necessary or desirable to ensure that the Indemnified Party is subrogated to and enjoys the benefits of the rights of the Issuer in relation to any cross claims,

except where the taking of that action would, in the reasonable opinion of the Issuer, lead to a risk of damage to the Issuer’s reputation or standing.  Without in any way limiting clause 10(b), if the Issuer initiates, defends or takes any proceedings as described in clause 10(h), it must indemnify the Indemnified Parties who are parties to, or the subject of, the proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the proceedings or to any Losses resulting from those proceedings.

(n)	Contractual contribution

If for any reason the indemnities contained in this clause 10 are unavailable or insufficient to fully indemnify any Indemnified Party against any Indemnified Claim (other than as a result of the operation of clause 10(c)) then the Issuer and the Indemnified Party agree to contribute to the relevant Indemnified Claim in accordance with clauses 10(o) to 10(p) in all cases to the maximum extent allowed by law.

(o)	Proportional contribution

The respective proportional contribution of the Issuer (on the one hand) and the Indemnified Parties (on the other hand) in relation to an Indemnified Claim will be as agreed by the Issuer and the Indemnified Parties (and failing agreement as determined by a court of competent jurisdiction) having regard to the participation in, instigation of, or other involvement of the Issuer on the one hand (in relation to the proportional contribution of the Issuer) and the Indemnified Parties on the other hand (in relation to the proportional contribution of the Indemnified Parties) in the act complained of.  Without limiting the generality of this clause 10(o), regard must be had to the Indemnified Parties and the Issuer’s relative intent, knowledge, access to information and opportunity to correct any untrue statement or omission.

(p)	No excess contribution

The Issuer agrees with the Indemnified Parties that in no event will the Indemnified Parties be required to contribute under clause 10(n) to any Indemnified Claim an aggregate amount that exceeds the commission and fees paid to the Lead Manager under this Placement Agreement.

(q)	Relevant Limitation

The Issuer will promptly notify the Lead Manager of any arrangements which limit the extent to which the Issuer may claim against any third party or third parties in connection with the Placement (Relevant Limitation).  Where Loss is suffered by the Issuer for which the Lead Manager would otherwise be jointly and severally liable with any third party or third parties to the Issuer, the extent to which such Loss will be recoverable by the Issuer from the Lead Manager will, without limiting clause 10(p):

(i)
be limited so as to be in proportion to the Lead Manager’s contribution to the overall fault for such Loss, as agreed between the Lead Manager and the Issuer or, in the absence of agreement within a reasonable time, as finally determined by a Court of competent jurisdiction; and

(ii)	be no more than it would have been had any Relevant Limitation not existed.

Where any damage or Loss is suffered by the Lead Manager arising from a liability which, but for a Relevant Limitation or any limitation on the extent to which the Lead Manager may claim against a third party or parties which binds the Lead Manager, would be a joint or joint and several liability of the Lead Manager with any third party or third parties, the Issuer’s indemnity under this clause 10 will cover any amount which the Lead Manager is unable to recover from the third party or third parties because of the Relevant Limitation.

The Issuer acknowledges that the degree to which the Lead Manager may rely on the work of any such third party (if any) will be unaffected by any Relevant Limitation.

(r)	Acknowledgement

The Issuer acknowledges that the services provided under this Placement Agreement are provided by the Lead Manager and any recourse of the Issuer is to the Lead Manager rather than its Related Bodies Corporate or Affiliates, or any of its respective officers, employees, partners, agents or advisers engaged in providing the services under this Placement Agreement or involved in the Placement.

(s)	Right to reimbursement

(i)
If an Indemnified Party pays an amount in relation to an Indemnified Claim where it is entitled to contribution from the Issuer under this clause 10, the Issuer agrees to promptly reimburse the Indemnified Party for that amount.

(ii)
If the Issuer pays an amount in relation to an Indemnified Claim where it is entitled to contribution from an Indemnified Party under this clause 10, the Lead Manager agree to promptly procure the reimbursement of, or itself reimburse, the Issuer for that amount.

(t)	Claims under U.S. Law

Notwithstanding the limitations to the indemnity set out in clause and the release set out in clause 10(c), such limitations will not apply in respect of any Claims under U.S. Law, to the extent that such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Placement Documents or any supplement or amendment thereto, or in any information made public by the Issuer on ASX or otherwise provided to one or more investors (either specifically or generally) by, or with the written approval of, the Issuer in connection with the Placement or otherwise, or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, taken together with ASX and all other public disclosures of the Issuer, in the light of the circumstances under which they were made, not misleading.  For purposes of this clause 10(t), U.S. Law means the U.S. Securities Act, the U.S. Exchange Act of 1934, as amended, the rules and regulations of the U.S. Securities and Exchange Commission, common law and other applicable laws, rules or regulations of the United States or any state or government authority or agency thereof or therein.

All representations, warranties, undertakings and indemnities given by the Issuer in this Placement Agreement continue in full force and effect following completion of the arrangements for the purchase and issue of the Placement Shares, are in addition to any rights that any Indemnified Party may have at common law or otherwise and shall survive termination of this Placement Agreement.  It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this Placement Agreement.

The Lead Manager enters into the provisions of this clause 10 for itself and as agent of the other Indemnified Parties who are not a party to this Placement Agreement and, accordingly, accepts the full benefit of this clause 10 on behalf of those Indemnified Parties.  For the avoidance of doubt, the parties agree that this Placement Agreement is enforceable by any Indemnified Party regardless of whether it is party to this Placement Agreement or not, and as if each Indemnified Party had been the beneficiary of a deed poll to evidence this.  However, only the Lead Manager may take actual steps to enforce the rights of any of their respective Indemnified Parties under this Placement Agreement (and only it may decide the terms of that enforcement).  The Lead Manager may enter into any agreement with any person and deal with its rights under this clause 10 without regard to the interests of any of their respective Indemnified Parties.

11	Relationship of Lead Manager and No Fiduciary Duty

The parties acknowledge and agree that:

(a)	this Placement Agreement and the performance of this Placement Agreement; and

(b)	any services provided or representations made by the Lead Manager to the Issuer in connection with the Placement prior to the date of this Placement Agreement,

do not represent or imply any fiduciary relationship or any other category of commercial relationship recognised at law or in equity as giving rise to forms of specific rights and obligations in relation to the Placement or the transactions contemplated by this Placement Agreement, except those rights expressly set out in this Placement Agreement.  In providing the services under this Placement Agreement, the Lead Manager will be acting solely pursuant to a contractual relationship with the Issuer on an arm’s length basis and will not be acting as fiduciary to the Issuer or any other person.  By entering into this Placement Agreement the Issuer will be deemed to have provided its informed consent to the exclusion of any such fiduciary relationship or duty.

The Issuer acknowledges that the Lead Manager is not advising the Issuer or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Issuer shall consult with its own advisers concerning such matters and shall be responsible for making its own independent investigation and appraisal of those matters, and the Lead Manager shall have no responsibility or liability to the Issuer with respect to those matters.  The Issuer further acknowledges and agrees that any review by the Lead Manager of the Issuer, the Placement, the terms of the Placement Shares and other related matters will be performed solely for the benefit of the Lead Manager and shall not be on behalf of the Issuer or any other person.

The Issuer acknowledges that the Lead Manager and its Affiliates (the Lead Manager Group) comprise a full service securities firm engaged in securities trading and brokerage activities, as well as providing services that may include corporate and financial advisory, asset management, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of companies and individuals.  In the ordinary course of these activities, the Lead Manager Group may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of the Issuer, the Merger Counterparty and their respective Affiliates or any other party that may be involved in the Placement.

As is customary, the Lead Manager Group may have information barriers in place, which are designed to protect the confidentiality of clients’ information so that the confidential information of one client is not used for the benefit of another client.  Given this, the Lead Manager Group’s personnel may have access to information of their clients which cannot be accessed, disclosed or taken into account for the purposes of, or in connection with, the Placement.

The Issuer hereby consents to the Lead Manager Group undertaking such activities:

(a)	without regard to the relationship with the Issuer established by this Placement Agreement; and

(b)
regardless of any conflict of interest (whether actual, perceived or potential) that may arise as a result of such activity and the Issuer agrees that no claim of a conflict of interest may be made as a result of such activity.

12	Dictionary

In this Placement Agreement:

(a)	headings and sub-headings are for convenience only and do not affect interpretation;

(b)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(c)	a reference to “$” or “A$” is to Australian currency; and

(d)	all references to time are to official time in Sydney, New South Wales.

Affiliate has the meaning given to that term in Rule 501(b) under the U.S. Securities Act and also includes, in respect of any person, any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities, by contract or agency or otherwise.

Allocation Interest has the meaning given to that term in the ASX Settlement Operating Rules.

Anti-Corruption Laws has the meaning given in clause 6.1(cc).

Approval Date has the meaning given in the Timetable.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or the securities exchange operated by it (as the context requires).

ASX Announcement means the announcement dated on or about 19 November 2024 released to ASX regarding, amongst other things, the Placement and the Merger.

ASX Listing Rules means the official Listing Rules of the ASX.

ASX Operating Rules means the operating rules of the ASX as amended or replaced from time to time.

ASX Settlement Operating Rules means the Settlement Rules made by ASX Settlement Pty Limited (ACN 008 504 532) and the provisions of the Corporations Act and Listing Rules concerning the electronic share registration and transfer system as and to the extent they apply to the Issuer.

Bookbuild has the meaning given in clause 1.7(a).

Bookbuild Period has the meaning given in the Timetable.

CHESS has the meaning given in clause 1.8(c).

Cleansing Notice means the notices to be given to ASX by the Issuer under section 708A(5)(e) of the Corporations Act in respect of the Placement in accordance with clause 4(b).

Closing has the meaning given to that term in the Merger Agreement.

Conditional Allotment Date has the meaning given in the Timetable.

Conditional Certificate has the meaning given in clause 7(p)(ii).

Conditional Placement has the meaning given in clause 1.1(b).

Conditional Placement Amount has the meaning given in clause 1.9(a)(ii).

Conditional Placement Shares has the meaning given in clause 1.1(b).

Conditional Settlement Date has the meaning given in the Timetable.

Conditions has the meaning given in clause 1.6(a).

Corporations Act means the Corporations Act 2001 (Cth).

DDQ has the meaning given in clause 1.3(a).

Fees has the meaning given in clause 3(a).

Government Authority means any governmental, semi-governmental or judicial entity or authority, including a stock exchange or a self-regulatory organisation established under statute and includes, without limitation:

(a)	ASIC;

(b)	any government in any jurisdiction, whether federal, state, territorial or local;

(c)	any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organization of any government or in which any government is interested; and

(d)	any non-government regulatory authority, including the ASX;

Group means the Issuer and each of its subsidiaries and Group Member means a company in the Group.

Initial Allotment Date has the meaning given in the Timetable.

Initial Placement has the meaning given in clause 1.1(a).

Initial Placement Amount has the meaning given in clause 1.9(a)(i).

Initial Placement Shares has the meaning given in clause 1.1(a).

Initial Certificate has the meaning given in clause 7(p)(i).

Initial Settlement Date has the meaning given in the Timetable.

Insolvent, a person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)
it has had a controller (as defined in the Corporations Act) appointed or is in liquidation or provisional liquidation, under administration or wound up or has had a receiver or receiver and manager appointed to any part of its property;

(c)
it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Placement Agreement);

(d)
an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days) or resolution passed, in each case in connection with that person, which is preparatory to any event or circumstance referred to in paragraph (a), (b) or (c) above occurring;

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(f)
it is the subject of an event described in section 459C(2)(b) or 585 of the Corporations Act (or it makes a statement from which another party to this Placement Agreement reasonably deduces it is so subject);

(g)	it is otherwise unable to pay its debts as and when they fall due; or

(h)	something having a substantially similar effect to any event or circumstance referred to in paragraphs (a) to (g) above happens in connection with that person under the law of any jurisdiction.

Investor Presentation Materials means the investor presentation dated on or about 19 November 2024 to be used in relation to the Issuer’s affairs at the time of launch of the Placement released to ASX.

Issue Price has the meaning given in clause 1.8(a).

Issuer has the meaning given in the introductory paragraphs of this Placement Agreement.

Issuer Information has the meaning given in clause 6.1(q)(i).

Issuer’s Member’s Approval has the meaning given in clause 1.1(b).

Lead Manager has the meaning given in the introductory paragraphs of this Placement Agreement.

Lock up has the meaning given in clause 7(g).

Merger means the merger by the Issuer and the Merger Counterparty which will result in the Issuer being the ultimate parent entity.

Merger Agreement means the merger agreement between the Issuer and the Merger Counterparty in relation to the Merger.

Merger Counterparty means Piedmont Lithium Inc.

Money Laundering Laws has the meaning given in clause 6.1(dd).

Notice of Meeting has the meaning given in clause 1.5(b).

OFAC has the meaning given in clause 6.1(ff).

Permitted Investors has the meaning given in clause 1.10.

Placees has the meaning given in clause 1.8(b)(i).

Placement has the meaning given in clause 1.1.

Placement Agreement means the agreement constituted by this letter.

Placement Amount has the meaning given in clause 1.2.

Placement Documents has the meaning given in clause 10(a).

Placement Shares has the meaning given in clause 1.1.

Proceedings has the meaning given in clause 10(h).

Publication has the meaning given in clause 10(a).

RCF has the meaning given in clause 1.3(d).

RCF Subscription Agreement means the subscription agreement to be entered into by the Issuer and RCF on or around 19 November 2024.

Related Body Corporate has the meaning given in section 9 of the Corporations Act.

Regulation S has the meaning given in clause 1.10(c)(ii).

Regulatory Body means any government or governmental department or other body, any governmental, semi-governmental or quasi-judicial body or a person (whether autonomous or not) who is charged with the administration of a law including without limitation ASIC, ASX, the Foreign Investments Review Board and the Takeovers Panel.

Shares has the meaning given in the introductory paragraphs of this Placement Agreement.

Timetable has the meaning given in the introductory paragraphs of this Placement Agreement.

Trading Day has the meaning given to “Trading Day” as defined in the ASX Listing Rules.

U.S. Securities Act has the meaning given in clause 1.10(c)(ii).

Valid Application has the meaning given in clause 1.8(c).

13	General

(a)
The Issuer acknowledges that if the Lead Manager is asked to act for the Issuer in any other formal capacity relating to this engagement under this Placement Agreement but not specifically addressed in this Placement Agreement, such activities shall constitute a separate engagement and the terms of any such separate engagement will be embodied in one or more separate written agreements containing terms and conditions to be mutually agreed upon including without limitation, appropriate indemnification provisions.

(b)
Except as required by law, no advice rendered by the Lead Manager in connection with the Placement, whether formal or informal, may be disclosed, in whole or in part, or summarised, excerpted from or otherwise referred to without that Lead Manager’s prior written consent (except that such advice or communication may be disclosed to the Company’s other advisers on a confidential and non-reliance basis.  In addition, other than as set out in this Placement Agreement, the Lead Manager may not be otherwise publicly referred to by the Issuer in connection with the Placement without its prior written consent.

(c)
This Placement Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and takes precedence over all prior agreements or understandings, whether oral or written, between the Lead Manager and the Issuer including the mandate letter dated 3 November 2024 between the Lead Manager and the Issuer.

(d)	In connection with this appointment, the Lead Manager is acting as an independent contractor and not in any other capacity, with duties owing solely to the Issuer.

(e)
The benefits of this Placement Agreement shall inure to the parties hereto, and to the Indemnified Parties hereunder and their respective successors and representatives, and the obligations and liabilities assumed in this Placement Agreement by the parties hereto shall be binding upon their respective successors.

(f)	The rights and obligations of each party under this Placement Agreement cannot be assigned without the prior written consent of the other party which consent cannot be unreasonably withheld.

(g)
The invalidity or unenforceability of any provision of this Placement Agreement shall not affect the validity or enforceability of any other provisions of this Placement Agreement, which shall remain in full force and effect.

(h)
This Placement Agreement may be executed in any number of counterparts (including facsimile copies) and provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable agreement between the parties.

(i)
The indemnities in this Placement Agreement are continuing obligations, independent from the other obligations of the Issuer under this Placement Agreement and continue after this Placement Agreement ends.  It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this Placement Agreement.

(j)	The rights and remedies provided in this Placement Agreement are in addition to other rights and remedies given by law independently of this Placement Agreement.

(k)	A provision of this Placement Agreement or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.

(l)
Each party agrees, at its own expense, on the request of the other party, to do everything reasonably necessary to give effect to this Placement Agreement and the transactions contemplated by it, including, but not limited to, the execution of documents.

14	Notices

(a)	A notice, consent or other communication under this Placement Agreement is only effective if it is:

(i)	in writing, signed by or on behalf of the person giving it;

(ii)	addressed to the person to whom it is to be given; and

(iii)	either:

(A)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person’s address; or

(B)	sent by email to that person’s email address which must state the first and last name of the sender. Communications sent by email are taken to be signed by the named sender.

(b)	A notice, consent or other communication that complies with this clause 14 is regarded as given and received:

(i)	if it is delivered or sent by email, the earlier of:

(A)	the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email; and

(B)
four hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that four hour period, an automated message that the email has not been delivered or an automated ‘out of office’ reply;

(ii)	if it is sent by mail - on actual receipt.

(c)	A person’s mailing address and email address are those set out below, or as the person notifies the sender:

(i)	Issuer

Name:	Lucas Dow, Managing Director and CEO
Address:	Level 28, 10 Eagle Street, Brisbane QLD 4000
Email:	[****]

With copy to Herbert Smith Freehills (and such copy not constituting notice)

Name:	Nicole Pedler
Address:	ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia
Email:	Nicole.Pedler@hsf.com

(ii)	Lead Manager

Name:	Christian Calabrese
Address:	Level 62, 25 Martin Place, Sydney NSW 2000
Email:	[****]

With copy to Gilbert + Tobin (and such copy not constituting notice)

Name:	Adam D’Andreti
Address:	Level 35, International Tower 2, 200 Barangaroo Avenue, Barangaroo NSW 2000
Email:	adandreti@gtlaw.com.au

15	Governing Law

The laws of the State of New South Wales shall govern this Placement Agreement, except clause 10(t) of this Placement Agreement which will be governed by the laws of the State of New York, including United States federal law as interpreted therein, without regard to any conflict of laws principles that would indicate the applicability of the laws of any other jurisdiction.  The parties submit to the non-exclusive jurisdiction of courts of New South Wales.

Please confirm to the Lead Manager that the enclosed duplicate copy of this Placement Agreement correctly sets forth our agreement by signing and returning it to us.

Yours faithfully,

Signed by Canaccord Genuity (Australia)
Limited (ABN 19 075 071 466) in accordance with
section 127 of the Corporations Act 2001 (Cth) by:

/s/ Marcus Freeman	/s/ David Barlow
Signature of director	Signature of director/secretary

Marcus Freeman	David Barlow
Name of director (print)	Name of director/secretary (print)

Accepted and agreed to as of the date of this Placement Agreement:

Signed by Sayona Mining Limited (ACN 091 951 978)
 in accordance with section 127 of the
Corporations Act 2001 (Cth) by:

/s/ Lucas Dow	/s/ Dylan Roberts
Signature of director	Signature of director/secretary

Lucas Dow	Dylan Roberts
Name of director (print)	Name of director/secretary (print)

ANNEXURE A – TIMETABLE

The Timetable and related defined terms are as follows:

Event	Business Day	Date
Launch date: Issuer enters trading halt	T	19 November 2024 (by 10.00am)
Issuer provides ASX with the ASX Announcement, Investor Presentation Materials and Appendix 3B in relation to the Placement	T	19 November 2024 (by midday)
Bookbuild Period	T – T +1	19 November 2024 to 20 November 2024 (or such later or earlier time on the Launch Date or 20 November 2024 as the Lead Manager may determine in consultation with the Issuer)
Allocations determined	T+1	20 November 2024
Trade Date: Distribution of Placement allocation and Confirmation Letters to Placees (T)	T+1	20 November 2024
Issuer announces Placement results, provides ASX the information required by the ASX Listing Rules. Trading halt ceases	T+1	(after market close) 20 November 2024
Initial Settlement Date	T+ 6	27 November 2024
Delivery of the Initial Certificate	T+ 6	27 November 2024
Issuer applies for quotation of the Initial Placement Shares (Appendix 2A)	T+ 6	(before 12:00pm) 27 November 2024
Initial Allotment Date	T+ 7	28 November 2024
Issuer gives a Cleansing Notice in relation to the Initial Placement Shares	T+ 7	(by 10:00am) 28 November 2024
Quotation of Initial Placement Shares commences	T+ 7	28 November 2024
Notice of Meeting	N/A	Prior to 1 June 2025
General Meeting to consider Issuer’s Members’ Approval (Approval Date)	N/A	28 days after the Notice of Meeting, or longer if the meeting is adjourned or postponed

Event	Business Day	Date
Merger becomes effective	X	On or prior to 31 July 2025
Conditional Settlement Date	X + 7 Business Days	Tranche Completion (as defined in the subscription agreement between the Company and RCF dated on or about the date of this Placement Agreement (Tranche Completion)
Issuer applies for quotation of the Conditional Placement Shares (Appendix 2A)	X + 7 Business Days	Tranche Completion
Conditional Allotment Date	X + 8 Business Days	The business day following Tranche Completion
Quotation of Conditional Placement Shares commences	X + 8 Business Days	The business day following Tranche Completion

ANNEXURE B – CERTIFICATE (CLAUSE 7(p))

To:	Christian Calabrese Canaccord Genuity (Australia) Limited Level 62, 25 Martin Place, Sydney NSW 2000

By email:  [****] (with copy to:  [****])

Each of the undersigned certify, as at the date of this certificate, that the following statements in relation to Sayona Mining Limited (ACN 091 951 978) (Issuer) are, to the best of their knowledge, information and belief after due and proper inquiry, other than as disclosed in this certificate, true and not misleading or deceptive:

(a)	the Issuer has complied with all obligations on its part to be performed by the date of this certificate under the Placement Agreement;

(b)	the Issuer has complied with all obligations on its part to be performed by the date of this certificate in respect of the Placement, whether arising under statute or otherwise;

(c)	the representations and warranties made by the Issuer pursuant to clause 6.1 of the Placement Agreement are true, accurate and not misleading; and

(d)	none of the termination events described in clause 9 of the Placement Agreement has occurred.

For the purposes of this Certificate:

(e)
Placement Agreement means the Placement Agreement for the issue of Placement Shares dated on or about 19 November 2024 between Canaccord Genuity (Australia) Limited (ABN 19 075 071 466) and the Issuer; and

(f)	words and expressions used shall have the meanings given to them in the Placement Agreement.

Signed for and on behalf of Sayona Mining Limited:

Signature	Signature

Name	Name
Director	Director / Company Secretary

Position	Position

ANNEXURE C – CLEANSING NOTICE (CLAUSE 4(b))

Notice under section 708A(5)(e) of the Corporations Act 2001 (Cth)

This notice is given by Sayona Mining Limited (ACN 091 951 978) (Company) under section 708A(5)(e) of the Corporations Act 2001 (Cth) (Corporations Act).

The Company has today issued [●] new fully paid ordinary shares (Placement Shares) at an issue price of A$0.032 per Placement Share to certain institutional and professional investors under the institutional placement announced by the Company on 19 November 2024 (Placement).

In relation to the Placement, the Company advises that:

(a)	the Placement Shares the subject of this notice were issued without disclosure to investors under Part 6D.2 of the Corporations Act;

(b)	this notice is being given under section 708A(5)(e) of the Corporations Act;

(c)	as at the date of this notice, the Company has complied with:

(i)	the provisions of Chapter 2M of the Corporations Act as they apply to the Company; and

(ii)	sections 674 and 674A of the Corporations Act; and

(d)	as at the date of this notice, there is no information that is “excluded information” within the meanings of sections 708A(7) and 708A(8) of the Corporations Act.

This notice has been authorised for release to ASX by the Company’s Board of Directors.

Yours sincerely

Sayona Mining Limited